UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LATTICE SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

March 25, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders and any adjournments, postponements or other delays thereof (the “Annual Meeting”) of Lattice Semiconductor Corporation. As part of our precautions regarding the SARS-CoV-2 (“COVID-19”) pandemic and in compliance with current mandatory orders from applicable governmental entities, we are holding this year’s Annual Meeting virtually.

If you plan to participate in the Annual Meeting, please see the instructions in the accompanying proxy statement (the “Proxy Statement”). Stockholders will be able to listen, vote and submit questions (subject to the question guidelines) from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend the Annual Meeting. Stockholders may participate in the Annual Meeting only by logging in at www.meetingcenter.io/236985556.

The attached Notice of Annual Meeting of Stockholders (the “Notice”) and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 (the “Annual Report”). We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and products.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. Therefore, we urge you to vote your shares as soon as possible as directed in the proxy materials you receive. A copy of the Proxy Statement and the Annual Report are available online at www.edocumentview.com/LSCC. Voting by telephone or online or by signing, dating and returning a proxy card, you will ensure your representation at the Annual Meeting. However, voting in advance of the Annual meeting does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

Sincerely,

James R. Anderson Chief Executive Officer

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible. You can vote your shares by telephone, online or by signing and dating a proxy card and returning it to the address provided on such proxy card. If you receive more than one proxy card because you own shares that are registered separately, then please vote all of the shares shown on all of your proxy cards following instructions listed on each of the individual proxy cards. Thank you.

Notice of Annual

Meeting of Stockholders

May 7, 2021

1:00 p.m., Pacific Time

To Our Stockholders:

You may participate in the 2021 Annual Meeting of Stockholders and any adjournments, postponements or other delays thereof (the “Annual Meeting”) of Lattice Semiconductor Corporation by logging in at www.meetingcenter.io/236985556. As part of our precautions regarding the SARS-CoV-2 (“COVID-19”) pandemic and in compliance with current mandatory orders from applicable governmental entities, we are holding this year’s Annual Meeting virtually.

If you plan to participate in the Annual Meeting, please see the instructions in the accompanying proxy statement (the “Proxy Statement”). Stockholders will be able to listen, vote and submit questions (subject to the question guidelines) from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend the Annual Meeting.

MATTERS TO BE VOTED ON:

1.	To elect the seven directors named in the accompanying Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022;

3.	To approve on a non-binding, advisory basis, our named executive officer compensation; and

4.	To transact such other business as may properly be brought before the Annual Meeting.

The foregoing items of business are described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record at the close of business on March 12, 2021 are entitled to notice of and to vote at the Annual Meeting. All stockholders are cordially invited to attend and participate in our Annual Meeting. Whether or not you plan to attend the Annual Meeting, to assure your representation at the Annual Meeting, please vote as soon as possible. We are making our proxy materials available to our stockholders over the Internet, and you may vote at the Annual Meeting by mail, by telephone or online. For specific voting instructions, please refer to the information provided in the Proxy Statement. A copy of the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ending January 2, 2021 (the “Annual Report”) are available online at www.edocumentview.com/LSCC. For specific instructions on how to vote your shares, please refer to the instructions in the proxy materials you receive in the mail and refer to the section of the Proxy Statement titled “How to Vote.”

Hillsboro, Oregon March 25, 2021	By Order of the Board of Directors,

Byron W. Milstead Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2021

The Proxy Statement and Annual Report to stockholders are available at www.edocumentview.com/LSCC.

YOUR VOTE IS IMPORTANT

GENERAL INFORMATION ABOUT THE MEETING

General

Our board of directors (the “Board” or the “Board of Directors”) is soliciting proxies to be used at the 2021 Annual Meeting of Stockholders and any adjournments, postponements or other delays thereof (the “Annual Meeting”) of Lattice Semiconductor Corporation (the “Company”), to be held at www.meetingcenter.io/236985556, on Friday, May 7, 2021, at 1:00 p.m., Pacific Time. On or about March 25, 2021, we will mail to our stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement (the “Proxy Statement”) and our 2020 Annual Report on Form 10-K for the fiscal year ended January 2, 2021 (the “Annual Report”) via the Internet and vote online. The Notice also provides instructions on how you can request a paper copy of these documents, if you desire, and how you can enroll in e-delivery to receive future annual meeting materials electronically.

As part of our precautions regarding the SARS-CoV-2 (“COVID-19”) pandemic and in compliance with current mandatory orders from applicable governmental entities, we are holding our Annual Meeting virtually.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is:

1.	To elect the seven directors named in the accompanying Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022;

3.	To approve on a non-binding, advisory basis, our named executive officer compensation; and

4.	To transact such other business as may properly be brought before the Annual Meeting.

The Board of Directors recommends that stockholders vote “FOR” the election of Robin Abrams, James R. Anderson, Mark Jensen, Anjali Joshi, James P. Lederer, Krishna Rangasayee and D. Jeffrey Richardson as directors of the Company. The Board of Directors recommends that stockholders vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022. The Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record as of March 12, 2021 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Our proxy materials include this Proxy Statement and the Annual Report. If you requested a printed version of our proxy materials, these materials also include a proxy card for the Annual Meeting.

Who Can Vote

You are entitled to vote at the Annual Meeting if you held shares as of the Record Date. As of the Record Date, there were 136,348,725 shares of common stock outstanding. Each stockholder has one vote for each share of common stock owned as of the Record Date. The common stock does not have cumulative voting rights.

How to Vote

Stockholders may vote their shares online at the Annual Meeting, by mail, by telephone or online before the Annual Meeting. Stockholders who hold their shares through a bank, broker or other nominee should vote their shares in the manner prescribed by the bank, broker or other nominee.

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Voting Through the Internet—Before the Annual Meeting: If you are a stockholder of record, go to www.envisionreports.com/LSCC. Please have your proxy card in hand when you visit the website. If your shares are held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote at the Annual Meeting.

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Voting Through the Internet—During the Annual Meeting: If you are a stockholder of record, you may vote live at the Annual Meeting through the virtual meeting platform by logging into www.meetingcenter.io/236985556. If your shares are held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote at the Annual Meeting.

◾	Voting by Telephone: To vote by telephone, please follow the instructions included in your proxy materials. If you vote by telephone, you do not need to sign and mail a proxy card.

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Voting by Mail: By signing the proxy card and returning it to the address provided on the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner that you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards that you receive in the mail to ensure that all of your shares are voted. If you vote by telephone or online, you do not need to sign and mail a proxy card.

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Voting Through Your Broker: If your shares are held through a broker, bank or other nominee (commonly referred to as held in “street name”), you will receive instructions from them that you must follow to have your shares voted.

If you deliver a proxy card by mail or vote by telephone or online, the proxy holders will vote your shares in accordance with the instructions that you provide. If you do not specify how to vote your shares, the proxy holders will vote them (i) “FOR” each of the nominees for director named herein, (ii) “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022, (iii) “FOR” approval of, as an advisory vote, the compensation for the Company’s named executive officers, and (iv) in accordance with the recommendations of our Board of Directors, or, if no recommendation is given, in the discretion of the proxy holders, on any other business at the Annual Meeting.

How Are Votes Counted

We will appoint a tabulator and inspector of election at the Annual Meeting. The tabulator and inspector of election is typically a representative of our transfer agent. The tabulator and inspector of election will collect all proxies and ballots and tabulate the results.

Revoking Your Proxy

You may revoke your proxy at any time before the Annual Meeting by:

◾

sending a written notice of revocation to the Secretary of Lattice Semiconductor Corporation, at 5555 NE Moore Court, Hillsboro, Oregon 97124, that is received before the deadline stated in your proxy materials;

◾	entering a new vote by telephone, online or by submitting a properly signed proxy card with a later date that is received before the deadline stated in your proxy materials; or

◾	voting online at the Annual Meeting.

Vote Required for the Proposals

The votes required to approve the proposals to be considered at the Annual Meeting are as follows:

Proposal 1—Election of Directors. The seven nominees for the Board of Directors receiving the highest number of affirmative votes cast at the Annual Meeting, online or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the Annual Meeting, if you return a proxy card or vote by telephone or online before the Annual Meeting and withhold your vote from the election of any of the directors, your shares will be counted as present.

If any director receives a greater number of “WITHHOLD” votes than “FOR” votes, then pursuant to our Corporate Governance Policies, such director is required to submit a letter of resignation to the Board of Directors. The Board of Directors will ask the Nominating and Governance Committee to consider the resignation and recommend the action it believes the Board of Directors should take with respect to such offer of resignation, including acceptance or rejection. Within 120 days of the Annual Meeting, the Board of Directors will act with respect to such offer of resignation.

Proposal 2—Ratification of the appointment of our independent registered public accounting firm. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022 requires the affirmative vote of the holders of a majority of the stock having the voting power present in person or represented by proxy at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN,” from the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022.

Proposal 3—Advisory Vote to Approve Named Executive Officers Compensation. Approval of the non-binding, advisory vote on the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the stock having the voting power present in person or represented by proxy at the Annual Meeting. The Board of Directors will consider the outcome of the vote when making future decisions regarding the compensation of the Company’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of the Company’s named executive officers.

Quorum; Abstentions; and Broker Non-Votes

A majority of the shares of common stock issued and outstanding on the Record Date, present online at the Annual Meeting or represented at the Annual Meeting by proxy, will constitute a quorum. A quorum must be present in order to hold the Annual Meeting and to conduct business. Your shares are counted as being present if you vote online at or before the Annual Meeting, by telephone, or by submitting a properly executed proxy card.

Abstentions are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists. Abstentions have no effect on Proposal 1, the election of directors. Because abstentions will be included in tabulations of shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal 2, the ratification of the appointment of our independent registered public accounting firm, and on Proposal 3, the approval of the Company’s named executive officer compensation.

If your broker holds your shares in its name (also known as “street name”), your broker is not permitted to vote your shares if it does not receive voting instructions from you on any matters that are not “routine” matters. Proposal 2, the ratification of the appointment of our independent registered public accountant firm is the only routine matter being presented at the Annual Meeting. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Under the Delaware General Corporation Law, broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal. Broker non-votes will not affect the outcome of any matter being voted at the Annual Meeting, assuming that a quorum is obtained.

How Can I Participate in the Virtual Annual Meeting?

To participate in the Annual Meeting, visit www.meetingcenter.io/236985556 and enter your 16-digit control number as indicated. You can find your 16-digit control number on your proxy card or on the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 12:45 p.m. PDT on May 7, 2021. The Annual Meeting will begin promptly at 1:00 p.m. PDT. We encourage you to log in and ensure you can hear streaming audio prior to the Annual Meeting start time.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Annual Meeting.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and, therefore, will not be answered. In the event we are not able to address any questions appropriately related to the business of the Company due to time constraints, we will aim to address them at an upcoming financial results conference call.

If you encounter any difficulties accessing the Annual Meeting during check-in, please call the technical support number that will be posted on the virtual meeting platform’s log-in page.

Internet Availability of Proxy Materials

In accordance with the Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 25, 2021, we commenced mailing of the Notice to our stockholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice sets forth instructions on how to vote over the Internet and also how to request paper copies if that is your preference.

This process is designed to provide stockholders with easy access to our proxy materials, while reducing the printing, distribution and environmental costs of the proxy process. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Company common stock in more than one stock account, we are delivering only one set of our proxy materials to certain stockholders, as of the Record Date, who share an address, unless otherwise requested. A separate proxy card is included in the voting materials (either electronically or by mail, as applicable) for each of these stockholders.

We will promptly deliver, upon verbal request, a separate copy of the Annual Report or this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may also write us at Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124., Attn: Investor Relations, or contact our Investor Relations department by telephone at (408) 626-6120.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Computershare, either by calling toll-free at 1-800-564-6253, or by writing to Computershare, at https://www-us.computershare.com/Investor/#Contact/Enquiry. It is our understanding that Computershare will remove such stockholder from the householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company with the SEC, the sections of this Proxy Statement entitled “Report of the Audit Committee of the Board of Directors” (to the extent permitted by the rules of the SEC) and “Compensation Discussion and Analysis” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.meetingcenter.io/236985556 during the Annual Meeting.

FURTHER INFORMATION

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our Annual Report upon request of such stockholder made in writing to Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124, Attn: Investor Relations. We will also furnish any exhibit to the Annual Report if specifically requested in writing. You can also access our SEC filings, including our Annual Report, on the SEC website at www.sec.gov.

Environmental, Social and Governance Highlights

The Board believes that focusing on sustainable business practices that reduce business risk and advance the long-term goals and objectives of our stake holders will derive positive results. We work to conduct our business in ways that are principled, transparent and accountable to stockholders and other stakeholders. We focus our efforts where we can have the most positive impact on our business and society and are committed to managing the risks and opportunities that arise from environmental, social and governance (“ESG”) issues.

Environmental

We believe that a commitment to protecting the environment and reducing consumption of natural resources benefits us and our stakeholders. With innovative process technology and design, we seek to enhance sustainability through the products we provide to our customers. We aim to improve our own sustainability efforts as we pursue these goals:

◾	We develop energy-efficient products that are lower power than our competitors and conduct business using sound environmental practices.

◾	We partner with companies in our supply chain that are leaders in ESG and we commit to ensuring that these companies comply with global standards and maintain appropriate certifications.

◾	We review the latest technologies and trends to support consistent energy reduction for the sustainable operation of our office buildings.

Social

We seek to grow and win together. We believe that good connections with our customers and our people lead to positive results for us. We work to do business consistent with our core values and seek to provide a workplace where each employee feels empowered to do so as well. We believe aspiring to better connections both in and out of the workplace has empowered us to better retain our employees and serve our communities.

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We aim to provide a collaborative, diverse, inclusive and innovative work environment, competitive compensation and recognition to give our employees the opportunity to grow. Our pay for performance compensation program includes annual merit increases; a variable compensation cash incentive plan that provides annual incentive compensation based on Company financial performance, achievement of management business objectives and individual performance; and annual grants of restricted stock units to a majority of our employees.

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Our employment practices are guided by our adherence to the tenets of the Responsible Business Alliance Code of Conduct, that prescribes fair labor practices and prohibits forced labor, child labor and other inappropriate practices.

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We pursue open communication with our employees through regular newsletters, town halls and the active collection of feedback from our employees on a regular basis. All employees receive an annual performance review.

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We invest in, and give back to, our local communities through our volunteering and charitable efforts, including several additional donations to address community issues arising during the COVID-19 pandemic.

Governance

We believe that we should govern ourselves in a way that encourages employees at every level to do it right, the first time. We pursue this commitment through striving to be connected to industry practices and our shareholders. Through both formal governance practices and informal commitments to ethical culture, we believe we can operate a company that better serves its stakeholders.

◾	We are committed to integrity and transparency.

◾	We value our stockholders’ governance views and seek to solicit governance feedback from our shareholders every two years.

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We annually measure our practices against the recommendations of Institutional Shareholder Services, Glass-Lewis, the BlackRock Investment Stewardship Guidelines and the governance recommendations of other institutional investors.

◾	We operate in our stakeholders’ interests and follow applicable laws and best practices for governance.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently comprised of nine members. At the recommendation of the Nominating and Governance Committee of the Board of Directors, the Company will be nominating seven directors at the Annual Meeting for one-year terms ending in 2022. Your shares will be voted as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote your shares for the election of the seven nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominee, we will vote your shares for that other person.

The following briefly describes each of the individuals nominated for election at the Annual Meeting. In addition, a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of the nominees should serve as a director follows the biographical information of each nominee below. For further information regarding the specific skills and qualities of the director nominees, see the section entitled “Corporate Governance and Other Matters – Director Qualifications, Skills and Experiences.” There are no arrangements or understandings between any director or nominee and any other person or entity other than the Company pursuant to which the director or nominee receives compensation, was nominated or serves as director. There are no family relationships among any of the nominees, our directors or executive officers. There are no material proceedings to which nominees, directors, executive officers or 5% stockholders are adverse to the Company. There have been no legal proceedings involving the nominees, directors or executive officers during the last ten years that the Company believes are material to such person’s integrity or ability to serve as an officer or director.

Name	Age	Director Since

Robin A. Abrams(1)(3)	69	2011

James R. Anderson	48	2018

Mark E. Jensen(3)	70	2013

Anjali Joshi(2)	60	2019

James P. Lederer(2)(3)	60	2018

Krishna Rangasayee(2)	51	2018

D. Jeffrey Richardson(1)	56	2014
(1)	Member of the Nominating and Governance Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.

Biographical Information

Robin A. Abrams, age 69, has served as a director of the Company since 2011. Ms. Abrams served as the Interim Chief Executive Officer of Zilog, Inc. from August 2006 to January 2007 and the Chief Executive Officer of Firefly Communications, Inc. from 2004 to 2006. In addition to leading several start-ups, Ms. Abrams also served as President and CEO of Palm Computing, Inc. Prior to Palm, she was President and CEO of VeriFone, a leading global debit/credit card authorization solutions provider. Ms. Abrams also held several key executive positions at Apple, including president of Apple Americas and managing director of Apple Asia. Previously, Ms. Abrams held senior product marketing positions at Norwest Bank (Wells Fargo) and Unisys. Ms. Abrams currently is a member of the boards of directors of FactSet Research, HCL Technologies Ltd., Sierra Wireless, Inc. and a private firm. Ms. Abrams brings to the Company extensive executive management experience obtained at Fortune 500 companies, including experience managing operations in both Asia and the United States and experience in advance technology. Ms. Abrams contributes valuable governance experience based on service on a number of public company boards.

James R. Anderson, age 48, has served as a director since joining the Company as President and Chief Executive Officer in September 2018. Prior to joining the Company, Mr. Anderson served as the Senior Vice President and General Manager of the Computing and Graphics Business Group at Advanced Micro Devices, Inc. (“AMD”). Prior to joining AMD in May 2015, Mr. Anderson served at Intel Corporation from November 2014 to May 2015. Prior to Intel, Mr. Anderson spent nearly a decade at Avago Technologies Limited and LSI Corporation in a variety of leadership positions.

At AMD, Mr. Anderson drove a strategic and operational transformation that brought disruptive new products to the market and delivered market-leading revenue growth and significant profitability expansion for AMD. Prior to AMD, he held a broad range of leadership positions spanning general management, engineering, sales, marketing and strategy at companies including Intel, Broadcom Limited (formerly, Avago Technologies) and LSI Corporation. Mr. Anderson has received four patents for innovations in computer architecture. Mr. Anderson currently is a member of the board of directors of Sierra Wireless, Inc. He previously served as a member of the board of directors of Qylur Intelligent Systems, Inc until January 2020. Mr. Anderson earned an MBA and Master of Science in electrical engineering and computer science from the Massachusetts Institute of Technology, a Master of Science in electrical engineering from Purdue University and a Bachelor of Science in electrical engineering from the University of Minnesota.

Mark E. Jensen, age 70, has served as a director of the Company since June 2013. Mr. Jensen served as an executive of Deloitte & Touche LLP until his retirement in June 2012. He held a variety of positions, including U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and U.S. Managing Partner-Venture Capital Services Group. Prior to joining Deloitte & Touche LLP, Mr. Jensen was the Chief Financial Officer of Redleaf Group. Earlier in his career, Mr. Jensen was an executive at Arthur Andersen LLP, which he joined in 1978, was admitted to the partnership in 1991, and served as the Managing Partner of the firm’s Silicon Valley Office and leader of the firm’s Global Technology Industry Practice. Mr. Jensen currently serves on the board of directors of a private firm. Mr. Jensen served on the board of directors of Unwired Planet, Inc. (formerly Openwave Systems Inc.) from 2012 until 2015, Control4 Corporation from 2015 to 2019 and ForeScout Technologies, Inc. from 2013 to 2020.

Mr. Jensen brings business experience in a number of advance technology industry segments and substantial financial expertise. Mr. Jensen has experience in executive management derived from his service as an executive officer, as the managing partner of a significant practice of a major accounting firm and service as a member of a public company board of directors.

Anjali Joshi, age 60, has served as a director of the Company since November 2019. Mrs. Joshi brings more than 30 years’ experience in high-technology engineering and product management. Ms. Joshi was at Google for 12 years, most recently as VP Product Management leading product development for multiple search products having earlier led product management for multiple core business areas. Before joining Google, Ms. Joshi was EVP of Engineering at Covad Communications, a voice and data communications company that she helped grow from a start-up to a public company. She started her career at AT&T Bell Laboratories where she was a member of the technical staff focused on voice and high-speed communications. Ms. Joshi currently serves on the board of directors of Icertis, Inc. and Alteryx. Ms. Joshi served on the board of directors of McClatchy, Inc. from 2017 to 2020 and MobileIron from 2019 to 2020. She earned a Masters degree in Management Science from Stanford University, a Masters degree in Computer Science from the University at Buffalo and a Bachelors degree in Electrical Engineering from the India Institute of Technology, Kanpur.

James P. Lederer, age 60, has served as a director of the Company since March 2018. Mr. Lederer is an executive with decades of experience leading a preeminent company in the semiconductor industry. He served as an Executive Vice President and Officer of Qualcomm Technologies, Inc., a leading wireless technology company, including the dual CFO & COO roles for Qualcomm CDMA Technologies (QCT), its semiconductor division, from 2008 until his retirement in January 2014. Prior to that role, he served as CFO of the company’s largest segment from 2001 and additionally held a variety of senior management positions at Qualcomm, Inc., including Senior Vice President, Finance and Business Operations. Prior to joining Qualcomm in 1997, Mr. Lederer held a number of management positions at Motorola, General Motors and Scott Aviation. Mr. Lederer currently serves on the board of directors of Entegris, Inc. He holds a B.S. degree in Business Administration and an M.B.A. from the State University of New York at Buffalo, where he also serves on the Dean’s Advisory Council for the School of Management.

Krishna Rangasayee, age 51, has served as a director of the Company since March 2018. Mr. Rangasayee has more than 25 years of experience in the semiconductor industry and currently serves as the Chief Executive Officer of SiMa Technologies, Inc. Until November 2018, Mr. Rangasayee served as Chief Operating Officer for Groq, a machine learning systems company, and worked in various positions at Xilinx, Inc. from 1999 until August 2017, including Senior Vice President and GM and Executive Vice President, Global Sales. He is a graduate of the National Institute of Technology in India and has a M.S. in Electrical Engineering from Mississippi State University.

Mr. Rangasayee brings to the Company significant management experience with programmable logic technology.

D. Jeffrey Richardson, age 56, has served as a director since December 2014 and as chair since May 2018. Mr. Richardson joined LSI Corporation in 2005 and most recently served as Executive Vice President and Chief Operating Officer until the company’s acquisition by Avago Technologies in May 2014. He earlier served as executive vice president of various LSI divisions, including the Semiconductor Solutions Group, Networking and Storage Products Group, Custom Solutions Group and Corporate Planning and Strategy. Before joining LSI, Mr. Richardson held various management positions at Intel Corporation, including Vice President and General Manager of Intel’s Server Platforms Group, and the company’s Enterprise Platforms and Services Division. Mr. Richardson’s career also includes serving in technical roles at Altera Corporation; Chips and Technologies; and Amdahl Corporation. Mr. Richardson serves as a Director of Ambarella Corporation and Kulicke and Soffa Industries, Inc. From 2011 until 2013, Mr. Richardson served on the board of directors of Volterra Corporation.

Mr. Richardson brings extensive management experience in the advanced technology company environment, including operations, marketing, engineering and strategic transactions.

Vote Required

The seven nominees receiving the highest number of affirmative votes cast at the Annual Meeting, in person or by proxy, shall be elected as directors.

If any director receives a greater number of “WITHHOLD” votes than “FOR” votes, then pursuant to our Corporate Governance Policies, such director is required to submit a letter of resignation to the Board of Directors. The Board of Directors will ask the Nominating and Governance Committee to consider the resignation and recommend the action it believes the Board of Directors should take with respect to such offer of resignation, including acceptance or rejection. Within 120 days of the Annual Meeting, the Board of Directors will act with respect to such offer of resignation.

Recommendation

The Board recommends that stockholders vote “FOR” each of the seven nominees presented herein.

CORPORATE GOVERNANCE AND OTHER MATTERS

Director Independence

The Board of Directors has determined that each of our directors, except for Mr. Anderson, our President and Chief Executive Officer, is independent within the meaning of the applicable rules and regulations of the SEC and

Nasdaq. Furthermore, the Board of Directors has determined that each of the members of each of the committees of the Board of Directors is “independent” under the applicable rules and regulations of the SEC and Nasdaq.

Board Meetings and Committees

In fiscal 2020, the Board of Directors held a total of 8 meetings. The independent directors meet regularly without the presence of management. Mr. Richardson, in his capacity as Chair of the Board of Directors, leads meetings of independent directors. Each of our current directors attended at least 80% of the total number of meetings of the Board of Directors and at least 80% of the total number of meetings of the committees of the Board of Directors on which such director served.

Our Board of Directors currently has three primary standing committees: the Audit Committee (“Audit Committee”), the Compensation Committee (“Compensation Committee”) and the Nominating and Governance Committee (“Nominating and Governance Committee”). Each of these committees operates under a written charter adopted by the Board of Directors. Copies of each of the committee charters are available on our website, https://www.latticesemi.com, at “About Us—Investor Relations—Corporate Governance.”

Audit Committee

The Audit Committee oversees the accounting and financial reporting process and the external audit process of the Company and assists the Board of Directors in the oversight and monitoring of (i) the integrity of the financial statements of the Company, (ii) the internal accounting and financial controls of the Company, (iii) compliance with legal and regulatory requirements and (iv) the qualifications, performance and independence of the Company’s independent registered public accounting firm. In this capacity, the Audit Committee is responsible for appointing, approving the compensation of and overseeing the work of, the independent registered public accounting firm. In addition, the Audit Committee reviews and approves all work performed by the independent registered public accounting firm. The Audit Committee meets regularly with management and with our independent registered public accounting firm, which has access to the Audit Committee without the presence of management representatives.

During fiscal 2020, the Audit Committee was composed of Mr. Jensen (chair), Ms. Abrams (beginning in February) and Mr. Lederer. The Audit Committee met 13 times in fiscal 2020. Our Board of Directors has determined that each of the Audit Committee members meets the financial literacy requirements under applicable Nasdaq rules and that each of the Audit Committee members qualifies as an Audit Committee Financial Expert under applicable SEC rules and as “independent” under the applicable rules and regulations of the SEC and Nasdaq.

Compensation Committee

The Compensation Committee evaluates and, subject to obtaining the agreement of all the independent directors, approves our Chief Executive Officer’s compensation, approves the compensation of our other executive officers and reviews succession planning for the Chief Executive Officer position. The Compensation Committee also administers our equity plans and handles other compensation matters. During fiscal 2020, the Compensation Committee was composed of John Bourgoin (chair), Ms. Joshi, Mr. Lederer and Mr. Rangasayee. The Compensation Committee met 5 times in fiscal 2020. Our Board of Directors has determined that each of the Compensation Committee members qualifies as “independent” under the applicable rules and regulations of the SEC and Nasdaq.

The Compensation Committee annually evaluates and, subject to obtaining the agreement of all the independent directors, approves the Chief Executive Officer’s and other executive officers’ compensation, including (i) the annual base salary, (ii) the annual cash-based variable compensation program, including the specific goals and target award amounts, (iii) equity compensation, (iv) any employment agreement, severance arrangement, or change in control agreement/provision, and (v) any other benefits, compensation, or arrangements. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates his or her performance in light thereof, and considers other factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. The Compensation Committee consults with the Chief Executive Officer regarding the specific goals established for the other executive officers in connection with the annual cash-based variable compensation program.

The Compensation Committee also reviews compensation and benefits plans affecting non-executive employees. We have determined our compensation policies and practices for our employees appropriately manage compensation-related risk and are not reasonably likely to present a material risk to the Company. The entire Board of Directors considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility. For further information on risk management see “Corporate Governance and Other Matters—Board Risk Oversight.”

The Compensation Committee has the authority to retain its own compensation consultants and outside legal, accounting and other advisers at the Company’s expense. Such consultants and advisers report directly to the Compensation Committee and the Compensation Committee has the authority to approve the fees payable to such advisers by the Company and other terms of retention. The Compensation Committee does not delegate its authority to such consultants or advisers. In fiscal 2020, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), a compensation consulting firm, and has considered such firm’s input in evaluating compensation trends and best practices, benchmarking compensation data, and other aspects of administering the Company’s executive compensation program and equity compensation programs. Compensia serves at the discretion of the Compensation Committee, and their services were discontinued in July 2020. In July 2020, the Compensation Committee engaged the services of Semler Brossy Consulting Group, LLP. (“Semler Brossy”), a compensation consulting firm, and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data and other aspects of administering the Company’s executive compensation program and equity compensation programs. Semler Brossy serves at the discretion of the Compensation Committee. There were no conflicts of interest between the Company and Compensia, Semler Brossy or Wilson Sonsini Goodrich & Rosati.

Nominating and Governance Committee

The Nominating and Governance Committee identifies qualified persons to be nominated as director candidates, recommends candidates for all vacant directorships to be filled by the Board of Directors or by the stockholders, reviews and evaluates the performance of the Board of Directors and each committee of the Board of Directors, makes recommendations to the Board of Directors for nominees to the committees of the Board of Directors, and oversees compliance with our corporate governance policies. During fiscal 2020, the Nominating and Governance Committee was composed of Ms. Abrams (chair), John E. Major and Mr. Richardson. The Nominating and Governance Committee met 4 times in fiscal 2020. Our Board of Directors has determined that each of the Nominating and Governance Committee members qualifies as “independent”

under the applicable rules and regulations of the SEC and Nasdaq.

The Nominating and Governance Committee believes that each of the Company’s directors should have certain minimum personal qualifications, including the following:

◾	professional competence, expertise and diversity of background that is useful to the Company;

◾	the desire and ability to serve as a director and to devote the time and energy required to fulfill the responsibilities of the position successfully;

◾	character, judgment, experience and temperament appropriate for a director; and

◾	independence, together with personal and professional honesty and integrity of the highest order.

The Nominating and Governance Committee evaluates candidates for nomination on the basis of their individual qualifications, and also on the basis of how such individuals would provide valuable perspective or fill a need on the Board of Directors. Factors in such determination include:

◾	the current size and composition of the Board of Directors;

◾	the independence of the Board of Directors and its committees;

◾	the presence on the Board of Directors of individuals with expertise in areas useful to the Company;

◾	the diversity of individuals on the Board of Directors, including their personal characteristics, experiences and backgrounds;

◾	the number of other boards on which the candidate serves; and

◾	such other factors as the committee or the Board of Directors consider significant.

The Nominating and Governance Committee believes that it is necessary for each of the Company’s directors to possess many qualities and skills. The Nominating and Governance Committee typically seeks individuals with extensive experience and who bring a broad range of competencies to the role. When searching for new candidates, the Nominating and Governance Committee considers the evolving needs of both the Company and the Board and searches for candidates that fill any current or anticipated future gap. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the members of our Board of Directors represent diverse viewpoints, background and experiences and considers or seeks candidates considering the diverse communities, geographies and demographics in which we operate. In addition, the Nominating and Governance Committee believes that gender diversity is important to assure that the Board is representative of our investors, our employees and our communities. In considering candidates for the Board, the Nominating and

Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, an individual’s contributions to the Board of Directors are also considered. For further description of the current Board of Directors’ qualifications, skills and experiences, please see “Corporate Governance and Other Matters—Director Qualifications, Skills and Experiences.”

The Nominating and Governance Committee will consider candidates for our Board of Directors who have been suggested by its members, other members of the Board of Directors, our senior management, individuals personally known to members of our Board, and our stockholders. From time to time, the Nominating and Governance Committee may solicit proposals for candidates from interested constituencies or may use paid third-party search firms to identify candidates. The Nominating and Governance Committee evaluates candidates in the same manner regardless of how such candidates are brought to the attention of the Nominating and Governance Committee.

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

Stockholders who wish to submit names of candidates for our Board of Directors for consideration by the Nominating and Governance Committee should do so in writing, addressed to the Nominating and Governance Committee, c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124, and should include the following information:

◾	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee;

◾	the name and contact information for the candidate and the stockholder proposing the candidate;
◾	a statement of the candidate’s occupation and background, including education and business experience;

◾	information regarding each of the factors listed above, sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

◾

a statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company; and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and

◾	a statement that the candidate is willing to be considered for nomination by the Nominating and Governance Committee and willing to serve as a director if nominated and elected.

Additional information may be requested by the Nominating and Governance Committee as appropriate.

In addition, our bylaws permit stockholders to nominate individuals to stand for election to our Board of Directors at an annual stockholders’

meeting. Stockholders wishing to submit nominations must notify us of their intent to do so on or before the date specified under “Stockholder Proposals—Other Stockholder Proposals and Director Nominations.” Such notice must include the information specified in our bylaws, a copy of which is available from our corporate secretary upon written request or can be found filed as an exhibit to our Annual Report, available at www.sec.gov, or on our website.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Nine directors attended the 2020 Annual Meeting of Stockholders via remote communication.

Board Evaluation

The Company is committed to providing transparency regarding our Board and committee evaluation process. The chairperson of the Board, a member of the Nominating and Governance Committee, leads the Board’s self-evaluation process, which may vary year to year but generally requires each director to complete a comprehensive evaluation of the performance of both the Board as a whole and, to the extent applicable, the committees on which the director serves. The results of the directors’ evaluations, supplemented with third-party data, are consolidated and presented to the Nominating and Governance Committee along with areas for enhancement of Board practices. On the basis of the feedback provided during the annual Board and committee evaluation, the Board and each committee determine changes to Board and committee processes and procedures, as appropriate.

Stockholder Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by writing to us c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124.

Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Stockholder Engagement

The Company maintains an active dialogue with its stockholders to ensure a diversity of perspectives is thoughtfully considered on issues including strategy, compensation practices and a broad range of ESG issues. The Nominating and Governance Committee assesses potential updates to our corporate governance practices and policies based on this feedback.

To communicate broadly with our stockholders, we also seek to transparently share information relevant to our stockholders through our Investor Relations website, our Annual Report and this Proxy Statement.

Independent Chair and Board Leadership

The Board’s leadership structure consists of an independent Board Chair. We separate the positions of Chief Executive Officer (“CEO”) and Board Chair in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement.

Given that our Chair is an independent director, the Board does not feel the need for a separate “lead independent director,” as our independent Chair performs that function. The Board takes its independence seriously and reinforces this standard with six of the seven director nominees being independent.

Board Risk Oversight

The Board oversees the Company’s enterprise risk management processes for assessing and managing enterprise-wide risk. In carrying out this responsibility, the Board has delegated primary responsibility to the Audit Committee for oversight of management’s enterprise risk management process. Each quarter, the Audit Committee receives a risk update from management, comprised of a list of major risks faced by the Company and the status of actions intended to mitigate such risks. Throughout the year, and at least annually, the Board and the Audit Committee each review the steps management has taken to monitor and mitigate risks to the Company. The Audit Committee also routinely meets with various Company compliance personnel to obtain periodic assessment of compliance issues facing the Company. The Board or the Audit Committee also requests, when appropriate, that management conduct additional review of, or reporting on, select enterprise risks.

Cybersecurity Risk Oversight

In addition, the Audit Committee requires the Company’s management to provide periodic reports regarding the Company’s cyber risk management program. In order to respond to the threat of security breaches and cyberattacks, the Company has taken a proactive approach to data protection consisting of administrative, technical and physical safeguards. More specifically, in 2020 the Company made additional enhancements to its cybersecurity, including implementing enhanced firewalls, implementing additional cybersecurity monitoring by third-parties and providing mandatory cybersecurity training to all employees during the year. The Audit Committee regularly briefs the entire Board on these matters, and the Board also receives periodic briefings on cyber threats in order to enhance our directors’ literacy on cyber issues.

Hedging Policy

The Company’s Insider Trading Policy prohibits our directors, officers, employees and certain agents (such as consultants and independent contractors) from engaging in short sales of our securities, transactions in publicly-traded options (such as puts and calls) or other derivative securities with respect to our securities, and hedging transactions. These individuals are also prohibited from trading our securities while in possession of material nonpublic information, trading the securities of our customers, suppliers, competitors, potential acquisitions, or partners while in possession of material nonpublic information, holding our securities in margin accounts, and pledging our securities as collateral for loans.

Director Qualifications, Skills and Experience

The Nominating and Governance Committee has determined that it is important for an effective Board to have directors with a balance of the qualifications, skills and experience. The table below sets forth certain qualifications, skills and experience of our non-employee director nominees.

	Robin Abrams	Mark Jensen	Anjali Joshi	James Lederer	Krishna Rangasayee	Jeff Richardson

Industry-related skills

FPGA Industry Experience					X	X

Semi-conductor Technology /Ecosystem	X	X		X	X	X

International Business Experience – Asia	X		X	X	X	X

International Business Experience – Europe	X		X	X	X	X

Domestic Business Experiences – North America	X	X	X	X	X	X

Customer Segments

Communications			X	X	X	X

Data Centers/Cloud			X		X	X

Industrial	X			X	X	X

Consumer	X		X	X	X

Automotive				X	X

Trends in Customer-Facing Technologies

Software	X	X	X	X	X

Edge Computing				X	X

AI/ML/MLI			X		X

	Robin Abrams	Mark Jensen	Anjali Joshi	James Lederer	Krishna Rangasayee	Jeff Richardson

General Business Skills

Human Resource Management and Compensation		X		X	X	X

Product Development & Marketing	X		X	X	X	X

Sales & Distribution	X		X	X	X	X

Supply Chain & Manufacturing				X	X	X

IT/CIO/Cybersecurity	X	X		X

Investor/Banking	X			X

Public Company Experience	X	X	X	X	X	X

Board and Committee Governance	X	X	X	X		X

Financial Literacy	X	X		X	X	X

Mergers & Acquisitions/ Organizational change	X	X	X	X	X	X

Strategy Development	X		X	X	X	X

Executive level responsibility for Company Growth (“recent enough”)			X	X	X	X

DIRECTOR COMPENSATION

2020 Director Compensation Table

The following table sets forth information concerning compensation of our non-employee directors for the fiscal year ended January 2, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Total ($)

Richardson, D. Jeffrey	90,000	159,997	(2)	249,997

Abrams, Robin A.	75,000	159,997	(3)	234,997

Bourgoin, John	75,000	159,997	(4)	234,997

Jensen, Mark E.	80,000	159,997	(5)	239,997

Lederer, James P.	70,000	159,997	(6)	229,997

Major, John E.	55,000	159,997	(7)	214,997

Rangasayee, Krishna	60,000	159,997	(8)	219,997

Joshi, Anjali	60,000	159,997	(9)	219,997
(1)	The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2020 on the Board and its committees:

Name	Annual Board Service ($)	Audit Committee ($)	Compensation Committee ($)	Nominating and Governance Committee ($)	Total ($)

Richardson, D. Jeffrey	85,000	—	—	5,000	90,000

Abrams, Robin A.	50,000	9,167†	833†	15,000	75,000

Bourgoin, John	50,000	—	25,000	—	75,000

Jensen, Mark E.	50,000	30,000	—	—	80,000

Lederer, James P.	50,000	10,000	10,000	—	70,000

Major, John E.	50,000	—	—	5,000	55,000

Rangasayee, Krishna	50,000	—	10,000	—	60,000

Joshi, Anjali	50,000	—	10,000	—	60,000
†	Reflects pro-rata amounts for service on the respective committees during the year.
(2)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Mr. Richardson at January 2, 2021 were 7,494 and 43,918 respectively.
(3)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Ms. Abrams at January 2, 2021 were 7,494 and 30,000 respectively.
(4)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Mr. Bourgoin at January 2, 2021 were 7,494 and 40,000 respectively.
(5)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Mr. Jensen at January 2, 2021 were 7,494 and 90,000 respectively.
(6)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Mr. Lederer at January 2, 2021 were 7,494 and 21,919 respectively.
(7)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Mr. Major at January 2, 2021 were 7,494 and 39,838 respectively.
(8)	The aggregate number of shares underlying unvested stock awards and outstanding option awards held by Mr. Rangasayee at January 2, 2021 are 7,494 and 33,338 respectively.
(9)	The aggregate number of shares underlying unvested stock awards held by Ms. Joshi at January 2, 2021 were 7,494.

Narrative Discussion to 2020 Director Compensation Table

The Company compensates its non-employee directors with cash retainers and equity grants. The cash retainers are comprised of annual retainers for service on the Board of Directors and its standing committees. Each director receives a cash retainer of $50,000 per year for service on the Board of Directors, the chairperson of the Board of Directors receives an annual retainer of $35,000, and the chairpersons of the Audit Committee, Compensation Committee, Nominating and Governance Committee receive annual retainers of $20,000, $15,000 and $10,000, respectively. Committee members receive annual retainers of $10,000 for the Audit and Compensation Committees, and $5,000 for the Nominating and Governance Committee. Director compensation is subject to review by the Compensation Committee every two years.

Directors automatically receive an RSU award at the Board of Directors meeting following each annual meeting of stockholders for a number of shares of common stock determined by dividing $160,000 by the fair market value of a share of the common stock on the grant date, which grants shall vest and become payable with respect to 100% of the RSUs on the first anniversary of the grant date, provided that the director continues to serve as a director on such dates. In the event of a change in control, unvested RSUs and options held by our non-employee directors generally become vested and exercisable or payable in full effective immediately prior to the change in control. The compensation provided to any non-employee director cannot exceed $500,000 in any year.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP (“EY”) to act as our independent registered public accounting firm for the fiscal year ending January 1, 2022. Although ratification is not legally required, we are asking stockholders to ratify the appointment of EY as our independent registered public accounting firm for our current fiscal year in the interest of good corporate governance.

Representatives of EY have been invited and are expected to attend the Annual Meeting, will be given the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

In fiscal year 2020, the Company conducted a competitive process to determine the Company’s independent registered public accounting firm. As a result of the competitive process, the Audit Committee approved the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm effective May 8, 2020.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 28, 2019 and December 29, 2018 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on the consolidated financial statements of Lattice Semiconductor Corporation (and subsidiaries) as of and for the years ended December 28, 2019 and December 29, 2018, contained a separate paragraph stating that “As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of December 30, 2018, due to the adoption of ASC 842, Leases, and related amendment ASU 2019-01, Leases (Topic 842): Codification Improvements. As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition as of December 31, 2017, due to the adoption of ASC 606, Revenue from Contracts with Customers.”

The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 28, 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 28, 2019 and December 29, 2018, and in the subsequent interim period through May 8, 2020, (i) there were no disagreements between the Company and KPMG (within the meaning of Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) of the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”)) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its reports; and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Related Fees

Under its charter, the Audit Committee reviewed and pre-approved all audit and permissible non-audit services performed by our independent registered public accounting firm. The Audit Committee also reviewed and pre-approved the proposed fees to be charged by EY and KPMG for such services and ratified any increase in fees resulting from an increase in the scope of work to be performed. In its review of non-audit services, the Audit Committee considered whether the provision of such services was compatible with maintaining the independence of EY and KPMG. The following table sets forth the fees for professional audit services rendered by EY and KPMG for the audit of the Company’s annual financial statements for fiscal years 2020 and 2019, and fees billed for other services rendered by EY and KPMG during those periods.

	2020(3) EY	2020 KPMG	2019 KPMG

Audit fees(1)	$1,265,000	$312,500	$1,477,000

Tax fees(2)	41,200	—	12,000

Total	$1,306,200	$312,500	$1,489,000
(1)

For fiscal 2020 and fiscal 2019, this category includes fees for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit of our internal controls, issuance of consents and assistance with and review of documents filed with the SEC, and for statutory audits of certain of our international subsidiaries by KPMG.

(2)	This category includes fees billed for tax compliance, tax planning and tax advice.
(3)	This table does not include fees for non-audit services billed before EY was the Company’s principal independent registered public accounting firm.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee reviews and approves in advance all audit and non-audit services provided by the Company’s independent registered public accounting firm (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the retention and termination of the independent registered public accounting firm, and to determine all audit and non-audit engagement fees and terms with the independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing EY as our independent registered public accounting firm for the fiscal year ending January 1, 2022, the Audit Committee carefully considered that firm’s qualifications and performance during fiscal 2020.

Vote Required

The proposal to ratify the appointment of EY requires the affirmative vote of the holders of a majority of the stock having the voting power present in person or represented by proxy at the Annual Meeting. If the appointment of EY is not ratified, the Audit Committee will take the vote under advisement in evaluating whether to retain EY.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2022.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE,

ON A NON-BINDING, ADVISORY BASIS,

NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve a non-binding advisory resolution on the Company’s named executive officer compensation as disclosed in this Proxy Statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee believes that we should make our executive compensation arrangements and practices clear and transparent to stockholders. The Compensation Committee endeavors to align our executives’ interests with those of our stockholders, to attract, motivate and retain highly qualified executives, and to provide our executive team with additional compensation when they achieve superior financial results. The Compensation Committee and the Board of Directors believe that the compensation policies and procedures articulated in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our goals.

We urge stockholders to read the “Executive Compensation” section of this Proxy Statement beginning on page 22 of this Proxy Statement, including the “Compensation Discussion and Analysis” that discusses our named executive compensation for fiscal 2020 in more detail, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 51 through 62 of this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Lattice Semiconductor Corporation (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2021 Annual Meeting of Stockholders.

Although this proposal, commonly referred to as a “say-on-pay” vote, is an advisory vote that will not be binding on the Board of Directors or the Compensation Committee, the Board of Directors and the Compensation Committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs. Stockholders have an opportunity to cast such an advisory vote annually, therefore, your next opportunity to do so will be at the 2022 Annual Meeting of Stockholders.

Vote Required

Advisory Vote to Approve Named Executive Officers Compensation. Approval of the non-binding, advisory vote on the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the stock having the voting power present in person or represented by proxy at the Annual Meeting. The Board of Directors will consider the outcome of the vote when making future decisions regarding the compensation of the Company’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of the Company’s named executive officers.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the approval, on a non-binding, advisory basis of our named executive officer compensation disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following individuals currently serve as our executive officers:

Name	Age	Office Held

James R. Anderson	48	President and Chief Executive Officer

Sherri Luther	55	Chief Financial Officer

Stephen Douglass	59	Corporate Vice President of Research and Development

Esam Elashmawi	52	Chief Marketing and Strategy Officer

Mark Nelson	55	Corporate Vice President, Worldwide Sales

Byron W. Milstead	64	Corporate Vice President, General Counsel and Corporate Secretary

James R. Anderson, 48, joined the Company as the President and Chief Executive Officer in September 2018. Prior to joining the Company, Mr. Anderson led the Computing and Graphics business group at AMD. Prior to joining AMD in 2015, Mr. Anderson served at Intel Corporation from November 2014 to May 2014. Prior to Intel, Mr. Anderson spent nearly a decade at Avago Technologies Limited and LSI Corporation in a variety of leadership positions spanning general management, engineering, sales, marketing and strategy.

Sherri Luther, 55, joined in the Company as Chief Financial Officer in January 2019. Prior to joining the Company, Ms. Luther was a senior financial executive at Coherent Inc. for over sixteen years, and most recently served as its Corporate Vice President of Finance. Prior to joining Coherent Inc., Ms. Luther held a number of senior finance and accounting positions at companies including Quantum, Ultra Network Technologies and Arthur Andersen. Ms. Luther is a Certified Public Accountant in the State of California.

Stephen Douglass, 59, joined the Company as Corporate Vice President of Research and Development in September 2018. Prior to joining the Company, Mr. Douglass served as Corporate Vice President, Worldwide Technical Sales and Support at Xilinx. Prior to leading the

Worldwide Technical Sales and Support Team in 2012, Mr. Douglass held a wide range of leadership positions at Xilinx, including Vice President and GM, Advanced Products Division, and Vice President of Product Development. Before joining Xilinx, Mr. Douglass was at Cypress Semiconductor for 13 years and served in various leadership roles, including Business Unit Director, CPLDs and FPGAs. Mr. Douglass started his career as a Circuit Design Engineer at Intel Corporation.

Esam Elashmawi, 52, joined the Company as Chief Marketing and Strategy Officer in September 2018. Prior to joining the Company, Mr. Elashmawi served as Senior Vice President and General Manager at Microsemi Corporation. Mr. Elashmawi previously served as Vice President of Product Development at Actel Corporation, which Microsemi Corporation acquired in 2010. Earlier in his career, Mr. Elashmawi co-founded SiliconExpert Technologies, a component management software company, which was acquired by Arrow Electronics.

Mark Nelson, 55, joined the Company as Corporate Vice President of Worldwide Sales in January 2019. Prior to joining the Company, Mr. Nelson served as Vice President and General Manager of Worldwide Sales for Intel Corporation’s Programmable Solutions Group

from January 2016. Prior to his time at Intel, Mr. Nelson worked in various positions at Altera between August 2004 and December 2015, including Senior Vice President Worldwide & Technical Services and Vice President EMEA Sales.

Byron W. Milstead, 64, joined the Company in May 2008 as Corporate Vice President, General Counsel, and Corporate Secretary. In January 2013, Mr. Milstead additionally was appointed to serve as President and General Manager of Lattice SG Pte. Ltd., the Company’s

wholly-owned sales and distribution subsidiary in Singapore. Prior to joining the Company, Mr. Milstead served as Senior Vice President and General Counsel of Credence Systems Corporation from December 2005 to May 2008. Mr. Milstead served as Vice President and General Counsel of Credence Systems Corporation from November 2000 until December 2005. Prior to joining Credence Systems Corporation, Mr. Milstead practiced law at the Salt Lake City office of Parsons Behle & Latimer and the Portland offices of both Bogle and Gates and Ater Wynne.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer and the next three most highly compensated executive officers who were serving in such capacity as of January 2, 2021 (our “Named Executive Officers”). Our Named Executive Officers for the year ended January 2, 2021 (referred to below as “fiscal 2020”) were:

◾	James R. Anderson, our President and Chief Executive Officer (our “CEO”);

◾	Sherri Luther, our Corporate Vice President and Chief Financial Officer;

◾	Stephen Douglass, our Corporate Vice President of Research and Development;

◾	Esam Elashmawi, our Corporate Vice President and Chief Marketing and Strategy Officer; and

◾	Mark Nelson, our Corporate Vice President, Worldwide Sales.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2020. It also provides an overview of our executive compensation philosophy, core principles and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation determinations for our Named Executive Officers for fiscal 2020, including the key factors that the Compensation Committee considered in deciding or making recommendations to our Board of Directors with respect to their compensation.

Executive Summary

Who We Are

We develop technologies that we monetize through differentiated programmable logic semiconductor products, system solutions, design services and licenses. We are the low power programmable leader. We solve customer problems across the network, from the Edge to the Cloud, in growing communications, computing, industrial, automotive and consumer markets. Our technology, long-standing relationships and commitment to world-class support enable our customers to create a smart, secure and connected world.

Fiscal 2020 Business Highlights

◾	Grew revenue 1% year over year, and increased revenue by double digits in the key strategic markets of communications and computing, and automotive and industrial, despite the COVID-19 pandemic;
◾	Increased gross margin 110bps year over year to 61.1%;
◾	Expanded net income by 9% and EPS by 6.5% on a GAAP basis year over year;
◾	Improved the cadence of new product launches with the introduction of two additional Nexus™ products; and
◾	Launched three new software offerings during fiscal 2020.

Fiscal 2020 Executive Compensation Highlights

Consistent with our performance and compensation objectives, the Compensation Committee (and, in the case of our CEO, the independent members of our Board of Directors upon the recommendation of the Compensation Committee) took the following actions relating to the compensation of our Named Executive Officers for fiscal 2020:

◾

Base Salary — Approved annual base salary increase of 9% for our CEO of (setting his annual base salary at $600,000) and annual base salary increases ranging from 3% to 10% for our other Named Executive Officers.

◾

Cash Incentive Awards — Made an annual cash incentive award payment under our 2020 Cash Incentive Plan to our CEO in the amount of $459,323, representing approximately 76.8% of his target annual cash incentive award opportunity, and annual cash incentive award payments to our other Named Executive Officers equal to 76.8% of their target annual cash incentive award.

◾

Long-Term Incentive Compensation Awards — Granted time-based restricted stock unit (“RSU”) awards that may be settled for shares of our common stock and performance-based restricted stock unit (“PRSU”) awards with aggregate target values of (i) $4,275,000 for our CEO and (ii) $1,400,000 for each of our other Named Executive Officers.

Aligning Pay and Performance

Our executive compensation program is driven by our pay-for-performance philosophy. As a result, we structure a significant portion of our Named Executive Officers’ target total direct compensation with variable elements tied to our performance. In addition, we set challenging target and threshold performance goals under our variable compensation plans to ensure that compensation is earned based upon exceptional performance against pre-established financial, operational and strategic goals.

The following chart illustrates that, in the case of our CEO, 89% of his target total direct compensation for fiscal 2020 and, in the case of our other Named Executive Officers, on average 82% of their target total direct compensation for fiscal 2020 was “at risk” variable compensation in the form of a target annual cash incentive opportunity, a time-based RSU award and a target PRSU award.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related governance policies and practices that were in place in fiscal 2020:

COMPENSATION OVERSIGHT

Independent Compensation Committee

The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this Proxy Statement.

Independent Compensation Advisor

The Compensation Committee engaged an external compensation consultant to assist with its fiscal 2020 compensation review and subsequently engaged a new external compensation consultant in August 2020. These consultants performed no other consulting or other services for us during fiscal 2020.

EVALUATION AND DESIGN OF COMPENSATION PROGRAM

Annual Compensation Review	The Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

Annual Compensation-Related Risk Assessment	The Compensation Committee regularly reviews our compensation-related risk profile.

Performance-Based Equity Awards	In fiscal 2020, approximately 44% of our CEO’s and, on average, approximately 40% of our other Named Executive Officers’ target total direct compensation consisted of PRSU awards.

No Special Retirement or Pension Plans

We do not currently offer, nor do we have plans to provide any retirement plans to our executive officers that are not available to similarly situated employees, including pension arrangements, defined benefit retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers.

COMPENSATION-RELATED POLICIES

Policy on Stockholder Advisory Vote on Named Executive Officer Compensation	We conduct an annual stockholder advisory vote on the compensation of our Named Executive Officers.

Stock Ownership Policy	We maintain stock ownership requirements for our CEO and our Section 16 officers, as well as for the non-employee members of our Board of Directors.

Incentive Compensation Recovery Policy

We maintain a policy providing for the recovery of incentive compensation awarded or paid to an executive officer if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

No Stock Option Repricing	Our equity incentive plans expressly prohibit the repricing of stock options without stockholder approval.
Hedging and Pledging Prohibitions

Our insider trading policy prohibits short sales, trading in derivative securities, entering into hedging transactions, pledging our securities as collateral for loans and holding our securities in margin accounts.

“Double-Trigger” Change in Control Arrangements

Our change in control compensation arrangements generally are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. Certain of our CEO’s original equity awards with performance-based vesting relating to EBITDA that have performance periods that would end after the date of a change in control will vest at target upon a change in control.

Limited Tax “Gross-Ups”

We do not provide any tax “gross-ups” that may arise due to the application of Sections 280G and 4999 of the Internal Revenue Code (the “Code”) to our executive officers.

We do not provide any other tax “gross-ups” to our executive officers, other than on standard relocation benefits.

Succession Planning	We have an executive assessment process to ensure oversight of performance and maintain a consistent succession planning process.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2020 Annual Meeting of Stockholders, we held a non-binding, advisory vote on the compensation of our Named Executive Officers (a “Say-on-Pay” vote) and approximately 98.5% of the votes cast approved our Named Executive Officers’ compensation for fiscal 2019. Our Board of Directors and Compensation Committee consider the result of the Say-on-Pay vote in determining the compensation of our executive officers. Based on the strong level of support for our executive compensation program demonstrated by the result of last year’s Say-on-Pay vote, among other factors, the Board of Directors and the Compensation Committee determined not to implement significant changes to our executive compensation program for fiscal 2021.

The Board of Directors and the Compensation Committee will continue to consider the result of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future because we value the opinions of our stockholders.

In addition, consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding, advisory vote on the frequency of future Say-on-Pay votes held at our 2017 Annual Meeting of Stockholders, we hold an annual Say-on-Pay vote. Accordingly, our next Say-on-Pay vote following the Annual Meeting to which this Proxy Statement relates will be conducted at our 2022 Annual Meeting of Stockholders.

Compensation Philosophy

Our executive compensation program is heavily weighted towards variable and equity compensation to reinforce the following principles:

◾	Alignment with long-term stockholder interests, including increasing our long-term stock price performance relative to our peers;

◾	Attracting, motivating and retaining a high-performing executive team and providing incentives related to our high expectations for that team;

◾	Rewarding our senior executives for achieving near and long-term business goals, including increasing our profitability; and

◾	Measuring our senior executives’ performance primarily by business results linked to our stockholders’ interests.

Consistent with these principles, we seek to directly link the cash-based variable compensation of our Named Executive Officers to our short-term or annual performance, while we align longer-term incentives, such as equity compensation, with the objective of enhancing stockholder value over the long term. We believe the use of equity compensation, including performance-based equity compensation, strongly links the interests of our Named Executive Officers to the interests of our stockholders.

In addition, we seek to align our total compensation packages with the competitive market (as represented by our compensation peer group) to ensure that we can continue to attract, motivate and retain, our senior executives who we believe are critical to our success. Keeping that in mind, we seek to accomplish our executive compensation goals while maintaining appropriate levels of internal pay equity, both between our CEO and our other senior executives, and between our senior executives and our non-executive employees, and by considering our organizational structure, our stage in the company’s life cycle, affordability and the dilutive effect on our stockholders.

Compensation-Setting Process

Role of the Compensation Committee

Generally, the Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers.

The Compensation Committee makes recommendations to our full Board of Directors regarding the compensation of our CEO and determines the compensation for our other executive officers, including the other Named Executive Officers. The independent members of our Board of Directors make all final decisions regarding the compensation of our CEO.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our CEO and executive officers when making decisions and recommendations with respect to their compensation.

Each year, the Compensation Committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The Compensation Committee also conducts an annual review of the compensation arrangements of our executive officers, typically during the first quarter of the fiscal year. The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at https://ir.latticesemi.com/static-files/d5fff1fd-16ef-49dd-b92b-9ecbb0cc6d70.

In making its determinations, the Compensation Committee engages a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions and recommendations with respect to the compensation of our executives.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual cash incentive opportunities and long-term incentive compensation opportunities of our executive officers and all related performance criteria at the beginning of each year, or more frequently as warranted.

The Compensation Committee does not establish a specific target for formulating the total direct compensation opportunities of our executive officers. In making its recommendations about the compensation of our CEO and its decisions about the compensation of our other executive officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

◾	our executive compensation program objectives;

◾	our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board of Directors;

◾

each individual executive officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

◾

the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

◾

the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team;

◾	the potential of each individual executive officer to contribute to our long-term financial, operational and strategic objectives;

◾	our CEO’s compensation relative to that of our other executive officers, and compensation parity among our executive officers;

◾	our financial performance relative to our peers, including the relative shareholder return of the Company and other companies;

◾

the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of these companies’ compensation levels based on an analysis of competitive market data; and

◾	the recommendations of our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions and recommendations regarding the compensation opportunity for our CEO and each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions and recommendations. In making its decisions and recommendations, which are subjective in nature, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, business judgment and knowledge of each executive officer’s role, responsibilities, knowledge, skills, experience, qualifications and tenure.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions or recommendations with respect to our CEO and executive officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as our CEO’s recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our other executive officers based on our CEO’s evaluation of their performance for the prior year.

The Compensation Committee reviews and discusses our CEO’s proposals and recommendations and considers them as one factor in determining and approving the compensation of our other executive officers. Our CEO also attends meetings of our Board of Directors and the Compensation

Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Beginning with the 2020 Cash Incentive Plan, up to 25% of the target annual cash incentive award of each of our executive officers was to be determined based on an assessment of his or her individual contributions during the year. At the beginning of the year, our CEO met with each of our other executive officers to review his or her performance for the prior year and to discuss expectations with respect to the performance of his or her respective business unit or function and such unit or function’s contributions to our overall results for the current year. These discussions were to form the basis for the evaluation of his or her performance at the end of the year with respect to the portion of his or her target annual cash incentive award attributable to his or her individual contributions. In the case of our CEO, these discussions were held with the independent members of our Board of Directors. It is anticipated in future periods the percentage of the target cash incentive award that will be determined based on an assessment of an executive officer’s individual contributions during the year will increase.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

In fiscal 2020, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant from January through July 2020 to advise on executive compensation matters, including competitive market pay practices for our executive officers, and assist with the data analysis and selection of the compensation peer group.

During its engagement, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services including the following:

◾	consultation with the Compensation Committee chair and other members between Compensation Committee meetings;

◾

an analysis of competitive market data for our executive officer positions and evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and/or in selected broad-based compensation surveys compensate their executives;

◾	a review of and research on the composition of various alternative compensation peer groups;

◾	a review and assessment of stock ownership policies for the companies in our compensation peer group and the broader technology industry;

◾	an assessment of executive compensation trends within our industry, and an update on corporate governance and regulatory issues and developments; and

◾	support on other ad hoc matters.

Subsequently, the Compensation Committee decided to change external compensation consultants and engaged Semler Brossy Consulting Group LLC., a national compensation consulting firm (“Semler Brossy”), beginning in August 2020. Semler Brossy provided various services including:

◾	consultation with the Compensation Committee chair and other members between Compensation Committee meetings;

◾

an analysis of competitive market data for our executive officer positions and evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and/or in selected broad-based compensation surveys compensate their executives; and

◾	an analysis of competitive market data for the compensation of non-employee members of our Board of Directors.

The terms of Compensia’s and Semler Brossy’s engagements included reporting directly to the Compensation Committee chair. Compensia and Semler Brossy also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2020, neither Compensia nor Semler Brossy provided any other services to us.

The Compensation Committee has evaluated its relationship with Compensia and, subsequently, Semler Brossy to ensure that it believes that each such firm is independent from management. This review process included a review of the services that each such compensation consultant provided, the quality of those services and the fees associated with the services provided during fiscal 2020. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia or Semler Brossy, respectively.

Competitive Positioning

The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies.

This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our executive officers.

The compensation peer group that the Compensation Committee used to analyze the compensation of our executive officers and make its compensation decisions from the beginning of fiscal 2020 until July 2020. This compensation peer group was developed in August 2019 with the assistance of Compensia and was comprised of publicly traded technology companies who hire executive talent comparable to our executives.

The compensation peer group approved by the Compensation Committee in August 2019 consisted of the following companies:

Ambarella Inc.	Monolithic Power Systems, Inc.
Axcelis Technologies, Inc.	Nanometrics Incorporated
Cirrus Logic, Inc.	Power Integrations, Inc.
Cohu, Inc.	Rambus Inc.
Diodes Incorporated	Semtech Corporation
Ichor Holdings Ltd.	Silicon Laboratories
Inphi Corporation	Universal Display Corporation
MACOM Technology Solutions	Xperi Corporation
MaxLinear, Inc.

In July 2020, with the assistance of Compensia, the Compensation Committee reviewed our compensation peer group using the peer group selection criteria described above. Based on this review, the Compensation Committee removed Cohu, Inc. and Ichor Holdings Ltd. from the compensation peer group because their market capitalizations fell below the peer group selection criteria and replaced these two companies with Cree, Inc. and Synaptics Incorporated, which had more appropriate market capitalizations and larger revenues. As result, the Compensation Committee approved the following compensation peer group for use when making any executive compensation decisions subsequent to July 2020:

Ambarella Inc.	Nanometrics Incorporated
Axcelis Technologies, Inc.	Power Integrations, Inc.
Cirrus Logic, Inc.	Rambus Inc.
Cree, Inc.	Semtech Corporation
Diodes Incorporated	Silicon Laboratories
Inphi Corporation	Synaptics Incorporated
MACOM Technology Solutions	Universal Display Corporation
MaxLinear, Inc.	Xperi Corporation
Monolithic Power Systems, Inc.

As part of its annual executive compensation review, the Compensation Committee used data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from special data cuts drawn from the Radford 2019 Global Technology Survey of companies that are similar to us in revenue, market capitalization and industry focus for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This data permitted the Compensation Committee to evaluate the competitive market when formulating its recommendations for the total direct compensation package of our CEO and when determining the total direct compensation packages for our other executive officers, including base salary, target annual cash incentive awards and long-term incentive compensation.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

The principal elements of our fiscal 2020 executive compensation program for our Named Executive Officers are set forth in the following table, each of which is described in more detail below. The Compensation Committee considers the factors described under “Compensation-Setting Process

– Setting Target Total Direct Compensation” above to determine the form and amount of each element of compensation similarly for our Named Executive Officers.

The following table sets forth information regarding each individual compensation element, including a description of each element and a summary of the element’s key objectives.

Compensation Element	Description	Element Objectives

Base Salary	Fixed cash compensation based on the Named Executive Officer’s role, responsibilities, competitive market positioning and individual performance	◾ Attract and retain key executive talent ◾ Provide a specified level of cash compensation for the Named Executive Officer’s performance of his or her responsibilities.

Annual Cash Incentive Awards

◾ Annual cash incentive with target award amount for each Named Executive Officer; actual cash awards may be higher or lower than target based on business and individual performance

◾ Provided under our 2020 Cash Incentive Plan

◾ Attract and retain key executive talent ◾ Encourage and reward individual contributions and achievement of annual corporate performance objectives

Long-Term Incentive Compensation

Long-term equity awards granted in the form of time-based restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PRSU”) awards; actual PRSU awards earned may be higher or lower than target, based on our adjusted EBITDA for the PRSU award granted to our CEO in 2018 and based on our relative total stockholder return in comparison to an index for other PRSU awards

◾ Attract and retain key executive talent ◾ Drive top-tier performance and focus on sustained success ◾ Enhance stock ownership/align with stockholders’ interests

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, the Compensation Committee reviews the base salaries of our executive officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and considers making adjustments as it determines to be reasonable and necessary to reflect the scope of an individual’s experience, performance, individual contributions and responsibilities, position in the case of a promotion and market conditions.

In February 2020, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee recommended to the independent members of our Board of Directors that the base salary of our CEO be increased to be more competitive with the base salaries of similarly situated chief executive officers at companies of comparable size and stage of maturity. In addition, the Compensation Committee determined to adjust the base salaries of each of our other Named Executive Officers to better align their base salaries with the competitive market. Subsequently, the increase to the base salary of our CEO was approved by the independent members of our Board of Directors in February 2020.

The base salaries of our Named Executive Officers for fiscal 2020 were as follows:

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary(1)	Percentage Adjustment

Mr. Anderson	$550,000	$600,000	9%

Ms. Luther	$345,000	$379,500	10%

Mr. Douglass	$330,000	$350,100	6%

Mr. Elashmawi	$360,000	$370,800	3%

Mr. Nelson	$400,000	$412,000	3%
(1)	These base salaries were effective April 1, 2020.

The actual base salaries paid to our Named Executive Officers in fiscal 2020 are set forth in the “2020 Summary Compensation Table” below.

Annual Cash Incentive Compensation

We use an annual cash incentive program in which all of our non-sales employees (including our Named Executive Officers) are eligible to participate to achieve our annual business goals. Although Mr. Nelson is our Executive Vice President, Worldwide Sales, he participated in our annual cash bonus program rather than our sales incentive plan in fiscal 2020. In December 2019, the Compensation Committee approved the 2020 Cash Incentive Plan to provide incentives for these employees to meet or exceed the principal business objectives set forth in our fiscal 2020 annual operating plan. Under the 2020 Cash Incentive Plan, annual cash incentive award payments were to be funded based on our level of achievement of pre-established corporate performance goals and then subject to adjustment for individual performance as described below.

Target Annual Cash Incentive Awards

For purposes of the 2020 Cash Incentive Plan, each Named Executive Officer’s target annual cash incentive award was to be based upon a specific percentage of his or her annual base salary.

Each Named Executive Officer’s target annual cash incentive award (as a percentage of his or her base salary) for fiscal 2020 remained unchanged from his or her target annual cash incentive award for fiscal 2019 and was (i) 100% of base salary for the CEO and (ii) 65% of base salary for each of our other Named Executive Officers.

Corporate Performance Objectives

Each Named Executive Officer was eligible to receive an annual cash incentive award payment under the 2020 Cash Incentive Plan based upon his or her individual performance and the attainment of one or more corporate performance components that were established by the Compensation Committee and which related to financial and operational objectives that were important to us.

In December 2019, the Compensation Committee selected three equally weighted performance components for the 2020 Cash Incentive Plan: (i) non-GAAP operating income, (ii) revenue, and (iii) management objectives. The Compensation Committee believed these components were appropriate because, in its view, they continued to be the best indicators of our successful execution of our annual operating plan and provided a strong emphasis on growth while managing expenses and strengthening our customer and employee relationships, which it believed would most directly influence the creation of sustainable long-term stockholder value.

For purposes of the 2020 Cash Incentive Plan:

◾

“non-GAAP operating income” meant our operating income determined under generally accepted accounting principles (“GAAP”), excluding stock-based compensation, certain restructuring charges, expenses incurred in connection with mergers, acquisitions, or other similar corporate transactions, and accrual and payment of incentives under the 2020 Cash Incentive Plan; and

◾	“revenue” meant our GAAP revenue, as reflected in our audited financial statements for fiscal 2020.

The Compensation Committee established threshold, target and maximum achievement levels for each of the two financial performance components. To the extent that performance for either component was below the threshold performance level, there would be no payment with respect to that component. In addition, the potential payment for any such component was capped at the maximum performance level. Achievement levels and payment percentages for performance between the threshold and maximum performance levels were set forth in a matrix approved by the Compensation Committee. Payment for performance at points between those reflected in the matrix were to be calculated using straight-line interpolation.

As part of its continuing assessment of the impact of the operational and financial challenges posed to the Company’s business by the COVID-19 pandemic, the Compensation Committee determined that it would be appropriate and consistent with the intent of its broad-based cash incentive programs (that the Company’s executive officers participate in along with other Company employees) to adjust two of the corporate financial performance components to take into account the impact of the COVID-19 pandemic. The resulting performance levels for the two financial performance components were as follows:

Non-GAAP Operating Income

Attainment vs. Plan	Amount	Payout Percentage

Threshold	$87.5 million	0%

Maximum	$136.5 million or more	250%

Revenue

Attainment vs. Plan	Amount	Payout Percentage

Threshold	$381.6 million	0%

Maximum	$470.1 million	250%

The Compensation Committee also determined that the minimum threshold for either the non-GAAP operating income component or the revenue component must be attained for there to be any payout with respect to the management objectives component.

The management objectives component was based on the achievement of the following objectives: (i) delivering fiscal 2020 gross margin above a pre-established target, (ii) successful execution of our new product platform and the build-out of a new product pipeline, (iii) delivering certain solution software in the first, second and fourth quarters of fiscal 2020 and (iv) driving revenue growth above a specified level through the achievement of certain design wins goals, including from strategic customers. These management objectives were chosen in order to drive the expansion of gross margin to achieve our target business model, meet execution commitments on our new product platform, deliver additional solution value to our customers and drive new product adoption in order to achieve future revenue targets. Under the terms of the 2020 Cash Incentive Plan, each Named Executive Officer could not receive more than 100% of the portion of his or her target incentive allocated to this component.

Individual Performance

In addition to our actual results as measured against the corporate performance objectives under the 2020 Cash Incentive Plan, each Named Executive Officer’s tentative annual cash incentive award payment was subject to a discretionary increase or decrease by up to 25% based on a general assessment of his or her individual contributions for the year. In the case of our CEO, this assessment was made by the independent members of our Board of Directors. In the case of each of our Named Executive Officers (other than our CEO), this assessment generally involved a review of his or her functional area for the year as well as consideration of his or her contributions to our overall financial and operational results.

Annual Cash Incentive Award Payments

In January 2021, the Compensation Committee also determined the annual cash incentive award payments for our Named Executive Officers for fiscal 2020. First, the Compensation Committee reviewed our performance with respect to each of the corporate performance components and determined the extent to which each objective had been achieved for the year. Specifically, the Compensation Committee determined that our non-GAAP operating income for fiscal 2020 was approximately $102.9 million, our revenue for fiscal 2020 was approximately $408.1 million and, based on our achievement with respect to each of the pre-established management objectives for the year, our attainment level for the management objectives component was 76.8%.

Based on these results, the Compensation Committee then determined the percentage achievement of each performance component and the corresponding weighted payment level, as follows:

Corporate Performance Component	Weighting	Percentage Achievement versus Target Performance	Weighted Payment Level

Non-GAAP operating income	33%	78.6%	26.2%

Revenue	33%	74.9%	25.0%

Corporate performance	33%	76.8%	25.6%

Total			76.8%

After the overall payment level for the corporate performance components under the 2020 Cash Incentive Plan had been determined to be 76.8%, our CEO met with the Compensation Committee and provided his recommendations with respect to any further adjustments to their annual cash incentive award payments under the 2020 Cash Incentive Plan based on their individual performance. The Compensation Committee considered these recommendations, as well as the assessment of the individual contributions of our CEO by the independent members of our Board of Directors and its resulting recommendation for an individual performance adjustment for our CEO, and decided not to make any adjustments based on our Named Executive Officers’ individual performance in determining the potential final payments under the 2020 Cash Incentive Plan.

The Compensation Committee recommended to the independent members of our Board of Directors the annual cash incentive award payment for our CEO set forth in the following table, which was subsequently approved by the independent members of our Board of Directors in February 2021. The Compensation Committee also determined to make the following annual cash incentive award payments to our other Named Executive Officers:

Named Executive Officer	Target Award	Actual Award	Actual Award (as a Percentage of the Target Award)

Mr. Anderson	$598,077	$459,323	76.8%

Ms. Luther	$245,381	$188,453	76.8%

Mr. Douglass	$228,424	$175,429	76.8%

Mr. Elashmawi	$243,765	$187,212	76.8%

Mr. Nelson	$270,850	$208,013	76.8%

The annual cash incentive awards payments made to our Named Executive Officers for fiscal 2020 are set forth in the “2020 Summary Compensation Table” below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to incent and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders. In fiscal 2020, these equity awards were granted in the form of both PRSU awards and time-based RSU awards. We believe that an appropriate mix of PRSU awards and RSU awards allow us to compete effectively in a highly competitive market and provide an appropriate long-term incentive for our Named Executive Officers.

Typically, we have granted equity awards to our executive officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards. Instead, the Compensation Committee determines the amount of each equity award after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own equity awards), the amount of equity compensation held by each executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.

In February 2020, after taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own equity awards), as well as the factors described in the preceding paragraph, the Compensation Committee (i) recommended to the non-employee members of our Board of Directors that our CEO be granted a PRSU award that may be settled for shares of our common stock with a target value of $2,400,000 and an RSU award with time-based vesting requirements that may be settled for shares of our common stock with a target value of $1,875,000 and (ii) determined to grant to each other Named Executive Officer a PRSU award with a target value of $800,000 and an RSU award with target values of $600,000. Subsequently, the grant of the equity awards to our CEO was approved by the independent members of our Board of Directors in February 2020. The equity awards granted to our Named Executive Officers in fiscal 2020 were as follows:

Named Executive Officer	Performance Restricted Stock Unit Award (target number of shares)(1)	Performance Restricted Stock Unit Award (target value)	Restricted Stock Unit Award (number of shares)(1)	Restricted Stock Unit Award (target value)	Aggregate Target Value of Award

Mr. Anderson	116,464	$2,400,000	90,989	$1,875,000	$4,275,000

Ms. Luther	38,822	$800,000	29,116	$600,000	$1,400,000

Mr. Douglass	38,822	$800,000	29,116	$600,000	$1,400,000

Mr. Elashmawi	38,822	$800,000	29,116	$600,000	$1,400,000

Mr. Nelson	38,822	$800,000	29,116	$600,000	$1,400,000
(1)

The number of shares of our common stock subject to these awards is determined by dividing the 30-day trailing average of the market price of our common stock prior to the date of grant by the target value of the awards.

PRSU Awards

The PRSU awards are divided into two equal tranches. The first tranche will vest based on the total stockholder return (“TSR”) of our common stock measured over a two-year performance period ending on the second anniversary of the date of grant of the award relative to the Russell 2000 Index (the “Index”), an index that tracks the results of similarly-sized U.S. public companies and of which we are a constituent. The second tranche will vest based on our TSR measured over a three-year performance period ending on the third anniversary of the date of grant of the award relative to the Index. Each tranche of PRSUs will vest according to the following terms:

◾	If the relative TSR performance of our common stock does not achieve the threshold performance level, then none of the PRSUs covered by that tranche will vest.

◾	If the relative TSR performance of our common stock achieves at least the threshold performance level, then the PRSUs covered by that tranche will vest based on the following performance matrix:

Company Performance (Percentile Ranking)	Percentage of Performance Shares Vesting (as a Percentage of the Target Number of PRSUs)

Less than 26th Percentile	0%

26th Percentile	50%

55th Percentile	100%

75th Percentile	200%/CEO 250%

◾

If the relative TSR performance of our common stock is between the specified percentage ranges in the performance matrix, the Compensation Committee will determine the percentage of the target number of PRSUs covered by that tranche through straight-line interpolation, with the result rounded to the nearest whole share.

The Compensation Committee anticipates that in future periods the annual grants of PRSUs will be granted with a single tranche vesting on the third anniversary of the date of grant of the award relative to the Index.

The Compensation Committee also anticipates that in a future period it will make grants of PRSUs to the CEO and other executive officers with vesting based on the achievement of Company objectives, including revenue growth over multiple years.

RSU Awards

The time-based RSU awards vest over a four-year period, with 25% of the units subject to the awards vesting on the first anniversary of the date of grant and the remaining units vesting at the rate of 6.25% of the total number of units subject to the awards as of the end of each three-month period thereafter, contingent upon each Named Executive Officer’s continued service with us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing that number of shares of our common stock that equal the number of units that have vested.

Vesting of Prior Years’ PRSU Awards

Fiscal 2018 TSR-Based PRSU Awards

In September 2018, Messrs. Anderson, Douglass and Elashmawi each received a PRSU award that may be settled for shares of our common stock in connection with joining the Company as our President and CEO, our Corporate Vice President of Research and Development, and our Corporate Vice President and Chief Marketing and Strategy Officer, respectively. Each of these PRSU awards was divided into three equal tranches, with each tranche eligible to vest based upon our TSR relative to the PHLX Semiconductor (“SOX”) Index during a one-year performance period, as follows: none of the PRSUs vesting if our TSR is at or below the 25th percentile, 100% of the target number of PRSUs vesting if our TSR is at the 50th percentile, and 200% (or, in the case of our CEO, 250%) of the target number of PRSUs vesting if our TSR is at the 75th percentile. The performance periods for the first, second and third tranches of each of these PRSU awards covered the first, second and third anniversaries of the award’s grant date, respectively.

In February 2020, we amended these PRSU awards to provide that for each performance period that had not yet ended, the beginning of such performance period would be changed to the grant date. In approving these amendments, the Compensation Committee sought to align these PRSU awards with those granted to our Named Executive Officers in February 2020, as the Compensation Committee believed that the longer performance periods would emphasize building long-term stockholder value and were more consistent with market practice.

In September 2020, Mr. Bourgoin, in his capacity as chair of the Compensation Committee and pursuant to a delegation of authority by the Compensation Committee, determined the level of achievement with respect to the second tranche of these PRSU awards. Mr. Bourgoin determined that our TSR ranked above the 75th percentile and, therefore, that the following percentage of the target number of PRSUs covered by the second tranche of the PRSU awards had vested: (i) 250% for our Mr. Anderson and (ii) 200% for each of Messrs. Douglass and Elashmawi. Accordingly, these Named Executive Officers earned and vested in the following number of shares of our common stock with respect to the second tranche of their fiscal 2018 PRSU awards:

Named Executive Officer	PRSU Award Grant Date	Target Number of Shares in Second Tranche of PRSU Award	Percentage of Shares Earned in Second Tranche of PRSU Award	Actual Number of Shares in Second Tranche of PRSU Award Earned

Mr. Anderson	September 4, 2018	72,591	250%	181,478

Mr. Douglass	September 4, 2018	30,769	200%	61,538

Mr. Elashmawi	September 24, 2018	33,887	200%	67,774

Fiscal 2018 EBITDA-Based PRSU Award

In September 2018, Mr. Anderson received a PRSU award that may be settled for shares of our common stock in connection with joining the Company as our President and CEO. This PRSU award was to vest between 0% and 250% of the target number of shares and become payable based upon us generating specified “adjusted” EBITDA levels on a trailing four quarter basis in any two consecutive trailing four quarter periods prior to the end of September 2022. In May 2020, the Compensation Committee determined that we had achieved the pre-established “adjusted” EBITDA level for the trailing four quarter measurement period ending March 31, 2020 and, therefore, that 64,547 PRSUs had vested for that measurement period. In July and October 2020, respectively, the Compensation Committee determined that we had not achieved the pre-established “adjusted” EBITDA level for the trailing four quarter measurement periods ending June 30, 2020 and September 30, 2020, respectively, and, therefore, that no PRSUs had vested for that measurement period.

Fiscal 2019 TSR-Based PRSU Awards

In January 2019, Ms. Luther and Mr. Nelson each received a PRSU award in connection with joining the Company as our Corporate Vice President and Chief Financial Officer and our Corporate Vice President, Worldwide Sales, respectively. In addition, our Named Executive Officers received PRSU awards in August 2019 as part of our annual equity grant program. Each of these PRSU awards was divided into three equal tranches, with each tranche eligible to vest based upon our TSR relative to the SOX Index during a one-year performance period, as follows: none of the PRSUs vesting if our TSR is at or below the 25th percentile, 100% of the target number of PRSUs vesting if our TSR is at the 50th percentile, and 200% (or, in the case of our CEO, 250%) of the target number of PRSUs vesting if our TSR is at the 75th percentile. The performance periods for the first, second and third tranches of each of these PRSU awards covered the first, second and third anniversaries of the award’s grant date, respectively.

In February 2020, we amended these PRSU awards to provide that for each performance period that had not yet ended, the beginning of such performance period would be changed to the grant date. These amendments were made for the same reasons discussed above with respect to the September 2018 PRSU awards.

In January 2020, August 2020 and January 2021, respectively, Mr. Bourgoin, in his capacity as chair of the Compensation Committee and pursuant to a delegation of authority by the Compensation Committee, determined the level of achievement with respect to the first and second tranche of these 2019 PRSU awards. Mr. Bourgoin determined that our TSR ranked above the 75th percentile and, therefore, that the following percentage of the target number of PRSUs covered by the first and second tranche of the awards had vested: (i) 250% for our CEO and (ii) 200% for each of the other Named Executive Officers. Accordingly, the following number of PRSUs vested with respect to the first and second tranche of these PRSU awards:

Named Executive Officer	PRSU Award Grant Date	Target Number of Shares in First Tranche of PRSU Award	Percentage of Shares Earned in First Tranche of PRSU Award	Actual Number of Shares in First Tranche of PRSU Award Earned

Mr. Anderson	August 2, 2019	37,559	250%	93,898

Ms. Luther	January 2, 2019 (First Tranche)	35,728	200%	71,456

	January 2, 2019 (Second Tranche)	35,728	200%	71,456

	August 2, 2019	10,015	200%	20,030

Mr. Douglass	August 2, 2019	12,018	200%	24,036

Mr. Elashmawi	August 2, 2019	11,017	200%	22,034

Mr. Nelson	January 8, 2019	55,391	200%	110,782

	August 2, 2019	10,015	200%	20,030

The equity awards granted to our Named Executive Officers during fiscal 2020 are set forth in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and commuter benefits.

We also maintain a tax-qualified Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Participants may make pre-tax contributions to the

Section 401(k) Plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. Currently, we match 100% of the first 3% of a participant’s contributions and 50% of the next 3% of the participant’s contributions to the Section 401(k) Plan, subject to an applicable annual statutory maximum per employee.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make an individual more efficient and effective, and for recruitment and retention purposes. During fiscal 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

In October 2019, the Compensation Committee, with the assistance of Compensia, began reviewing the employment agreements with our Named Executive Officers in order to update these agreements for market practices, to ensure the Named Executive Officers’ ability to execute effectively, to provide for the best interests of the Company and the retention of our Named Executive Officers, and to achieve consistence among all similar officers. In fiscal 2020, the Compensation Committee approved, and we entered into, an amended employment agreement for each of our Named Executive Officers.

Each of these employment agreements provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary and participation in our employee benefit programs. In addition, these employment agreements provide that our Named Executive Officers will be eligible to receive certain severance payments and benefits in connection with certain involuntary terminations of employment, including in connection with a change in control of the Company. These post-employment compensation arrangements are discussed in “Post-Employment Compensation” below.

For detailed descriptions of the employment agreements we maintained with our Named Executive Officers during fiscal 2020, see “Potential Payments upon Termination or Change in Control” below.

Post-Employment Compensation

The employment agreements of our Named Executive Officers contain certain protections in the event of their involuntary termination of employment under specified circumstances, including following a change in control of the Company. These arrangements provide reasonable compensation to the Named Executive Officer if he leaves our employ under certain circumstances to facilitate his transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the employment agreements of our Named Executive Officers, the Compensation Committee has drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraphs, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

Under Mr. Anderson’s employment agreement, in the event of a change in control, his equity awards that are subject to performance-based vesting relating to EBITDA by reason of a determination/testing date falling after the date of the change in control will vest immediately at the target amount of the grant. All other payments and benefits that may be provided under a Named Executive Officer’s employment agreement in connection with a change in control of the Company are payable only if there is a subsequent loss of employment by the Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement instead of a single-trigger arrangement (where the vesting acceleration would apply upon the change in control) to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to a Named Executive Officer, such individual is entitled to receive either payment of the full amounts to which he or she is entitled or payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him or her receiving the greatest after-tax amount.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control of the Company are essential to attracting and retaining highly qualified executives. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during fiscal 2020, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2020, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Policy

Our Corporate Governance Policies include a requirement that our CEO hold a specific beneficial ownership position in our common stock that is expressed as a dollar value calculated based on a specific multiple of base salary. In May 2020, the Compensation Committee amended our Corporate Governance Policies to extent a stock ownership requirement based on a multiple of base salary to our other executive officers.

Pursuant to our policy, our CEO must maintain ownership of shares of our common stock equal in value to three times his base salary, while our executive officers must maintain ownership of shares of our common stock equal in value to two times their base salary. For purposes of our policy, stock ownership includes all shares of our common stock owned outright by our CEO or an executive officer or held in trust for them or immediate family members but does not include any unvested or unexercised equity compensation awards. Our CEO has five years from the date of initial appointment to this position to attain this ownership level, while each of our executive officers has five years from the later of (i) the date the Section 16 Officer commences employment with us or (ii) the date of the amendment of our Corporate Governance Policies to attain their required ownership level.

In addition, in May 2020, the Compensation Committee also amended our Corporate Governance Policies to increase the stock ownership requirement for the non-employee members of our Board of Directors. As amended, the non-employee members of our Board Directors must maintain ownership of our common stock equal in value to five times his or her annual cash retainer for Board service (not inclusive of chair or committee retainers). Previously, the ownership requirement for our non-employee directors was common stock with a value equal to three time his or her annual cash retainer for Board service. The existing non-employee members of our Board of Directors have three years from the date of the amendment to come into compliance with the amended ownership level. As before, new non-employee directors will have five years from the date of initial election to our Board of Directors to come into compliance with the new ownership level. Compliance is tested annually at our Annual Meeting of Stockholders. Any non-employee director who fails to meet the ownership requirement as of the applicable testing date is prohibited from any trading of their Company-granted shares of common stock until he or she comes into compliance.

They have three years to come into compliance. Compliance is tested annually at the time of the company’s annual meeting.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our employees (including our officers), the non-employee members of our Board of Directors and certain agents from engaging in short sales of our securities,

transactions in publicly-traded options (such as puts and calls) or other derivative securities with respect to our securities, entering into hedging transactions, pledging our securities as collateral for loans and holding our securities in margin accounts. In addition, our Insider Trading Policy prohibits these individuals from trading our securities while in possession of material nonpublic information and trading the securities of our customers, suppliers, competitors, potential acquisitions or partners while in possession of material nonpublic information.

Incentive Compensation Recovery Policy

Under our Corporate Governance Policies, we will seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, and to the extent permitted by applicable law, incentive compensation awarded or paid to an executive officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the result of a performance measure was considered in determining the compensation awarded or paid, but the incentive compensation was not awarded or paid based on a formula, the Compensation Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced.

In addition, if an executive officer engaged in intentional misconduct that contributed to the award or payment to such executive officer of a greater amount of incentive compensation than would have been paid or awarded in the absence of the misconduct, we may take other remedial and recovery action, as determined by the Compensation Committee in its discretion.

Tax and Accounting Considerations

Deduction Limitation

Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) to $1 million per individual per year, subject to certain exceptions.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at an appropriate level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limit. Accordingly, we expect to pay compensation to our executive officers that may not be fully deductible when, for example, we believe such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation - Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payments made to our employees and the members of our Board of directors, including options to purchase shares of our common stock and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for financial accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based compensation awards in our income statements over the period that a recipient is required to render services in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Annual Report for the fiscal year ended January 2, 2021 and this Proxy Statement for the Annual Meeting.

Compensation Committee

John Bourgoin, Chair

James P. Lederer

Krishna Rangasayee

Anjali Joshi

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Anderson, James R, President and CEO(3)	2020	598,077	—	6,155,336	—	459,323	13,815	7,226,551
	2019	550,000	—	5,686,809	—	200,591	2,990	6,440,390
	2018	177,692	400,000	7,585,107	1,700,114	136,419	2,723	10,002,055
Luther, Sherri, CFO(4)	2020	377,509	—	1,770,952	—	188,453	15,663	2,352,577
	2019	342,346	200,000	3,277,718	—	78,012	4,460	3,902,536
Douglass, Stephen M, CVP R&D	2020	351,421	—	1,770,952	—	175,429	16,730	2,314,533
	2019	330,000	—	1,614,102	—	78,230	6,913	2,029,245
	2018	106,615	—	1,840,182	—	53,203	2,873	2,002,873
Elashmawi, Esam, Chief Marketing & Strategy Officer	2020	375,023	—	1,770,952	—	187,212	13,412	2,346,599
	2019	360,000	—	1,479,583	—	85,342	5,084	1,930,009
	2018	96,923	—	1,782,471	—	47,798	2,228	1,929,420
Nelson, Mark, CVP Worldwide Sales(5)	2020	416,692	—	1,770,952	—	208,013	15,663	2,411,320
	2019	390,770	400,000	4,399,528	—	88,989	4,460	5,283,747

(1) This amount represents the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718. Amounts shown do not reflect compensation received by the named executive officer. The assumptions used to calculate the value of the awards granted in fiscal 2020 are set forth in Note 10 in the Notes to Consolidated Financial Statements in the Annual Report, and for prior years in the corresponding note in that year’s Annual Report on Form 10-K.

(2) Additional information regarding the amounts provided in this column for fiscal 2020 is provided in the 2020 All Other Compensation Table that follows this table.

(3) Mr. Anderson joined the Company as President and Chief Executive Officer effective September 4, 2018.

(4) Ms. Luther became Chief Financial Officer effective January 2, 2019.

(5) Mr. Nelson joined the Company as CVP Worldwide Sales effective January 8, 2019.

2020 All Other Compensation Table

Name	Supplemental Life Insurance/Disability Premiums ($)	Additional Group Life Insurance Premiums	Other ($)(1)	Total ($)

James R. Anderson President & CEO	—	990	12,825	13,815

Sherri Luther CFO	—	2,838	12,825	15,663

Stephen Douglass CVP R&D	1,068	2,838	12,825	16,731

Esam Elashmawi Chief Marketing & Strategy Officer	613	1,518	11,281	13,412

Mark Nelson CVP Worldwide Sales	—	2,838	12,825	15,663

(1) Consists of employer contribution to 401(k) plan.

2020 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)

James R. Anderson President & CEO		—	598,077	1,196,154	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	90,989	—	1,889,842
	2/14/2020	—	—	—	—	58,232	145,580	—	—	2,066,654
	2/14/2020	—	—	—	—	58,232	145,580	—	—	2,198,840

Sherri Luther CFO		—	245,381	490,762	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	29,116	—	604,739
	2/14/2020	—	—	—	—	19,411	38,822	—	—	566,607
	2/14/2020	—	—	—	—	19,411	38,822	—	—	599,606

Stephen Douglass CVP R&D		—	228,424	456,847	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	29,116	—	604,739
	2/14/2020	—	—	—	—	19,411	38,822	—	—	566,607
	2/14/2020	—	—	—	—	19,411	38,822	—	—	599,606

Esam Elashmawi Chief Marketing & Strategy Officer		—	243,765	487,530	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	29,116	—	604,739
	2/14/2020	—	—	—	—	19,411	38,822	—	—	566,607
	2/14/2020	—	—	—	—	19,411	38,822	—	—	599,606

Mark Nelson CVP Worldwide Sales		—	270,850	541,700	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	29,116	—	604,739
	2/14/2020	—	—	—	—	19,411	38,822	—	—	566,607
	2/14/2020	—	—	—	—	19,411	38,822	—	—	599,606

(1) Fair value as of the grant date was determined in accordance with ASC 718. The assumptions used to calculate the value of the awards are set forth in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal years 2018, 2019 and 2020 represent payments of awards under our Cash Incentive Plan for each of those years. Each named executive officer’s potential award was based on a specified percentage of his or her annual base salary and the potential award increases when and if a named executive officer’s annual base salary increases. Payments under our Cash Incentive Plan are made annually based on the achievement of the goals applicable to the year.

Please see the section “Compensation Discussion and Analysis” above for more information about our Cash Incentive Plan for fiscal 2020.

Amounts in the Bonus column of the Summary Compensation Table represent any signing bonus in connection with the executive transition, and service bonuses paid to the executive officers under a broad-based employment policy and discretionary bonuses approved by the compensation committee. Other elements of executive compensation include participation in a broad-based life and disability insurance program, broad-based medical benefits, and the ability to defer compensation pursuant to a broad-based 401(k) plan that provided matching contributions in fiscal 2020. The Company does not maintain a pension plan or any other defined benefit retirement plans.

The Company provides certain supplemental life and disability insurance coverage to executive officers and certain other members of senior management. Because the Company negotiates these insurance arrangements on a bulk basis, such insurance coverage, whether issued on a group basis or individually underwritten, is obtained by the Company at rates that are likely to be better than those obtainable by individuals seeking comparable insurance coverage on their own. The premiums paid by the Company for such supplemental insurance are considered a taxable benefit to the employee.

The principal equity components of executive compensation historically have consisted of stock options and time-based RSUs. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation. Time-based RSUs help us retain our executives by ensuring that they receive some value from their equity awards since the RSUs will never be out of the money. Commencing in fiscal 2018, awards of PRSUs became a principal component of executive compensation. These grants are intended to align the interests of our executives with those of our stockholders and we intend to continue our increased focus on this alignment.

All stock option grants have a per share exercise price equal to the fair market value of our stock on the date of grant and a seven-year term. The Company has not granted, nor does it intend in the future to grant, equity-based compensation awards (stock options, time-based RSUs and/or PRSUs) to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

2020 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(**)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

James R. Anderson President & CEO	430,054(1)	144,309		$8.24	9/4/2025
						94,155(2)	4,314,182
								72,590(3)	3,326,074
								124,609(4)	5,709,584
						77,465(5)	3,549,446
								75,118(6)	3,441,907
						90,989(7)	4,169,116
								116,464(8)	5,336,380

Sherri Luther CFO						70,590(9)	3,234,434
								35,727(10)	1,637,011
						20,658(11)	946,550
								20,032(12)	917,866
						29,116(13)	1,334,095
								38,822(14)	1,778,824

Stephen Douglass CVP R&D						56,535(15)	2,590,434
								30,769(16)	1,409,836
						24,789(17)	1,135,832
								24,038(18)	1,101,421
						29,116(19)	1,334,095
								38,822(20)	1,778,824

Esam Elashmawi Chief Marketing & Strategy Officer						56,219(21)	2,575,955
								33,886(22)	1,552,657
						22,723(23)	1,041,168
								22,034(24)	1,009,598
						29,116(25)	1,334,095
								38,822(26)	1,778,824

Mark Nelson CVP Worldwide Sales						124,731(27)	5,715,174
								110,783(28)	5,076,077
						20,658(29)	946,550
								20,032(30)	917,866
						29,116(31)	1,334,095
								38,822(32)	1,778,824

** The market value of shares that have not vested was determined based on the fair market value of the Company’s common stock as of December 31, 2020, the last business day of fiscal 2020.

(1) These stock options were granted on September 4, 2018. The options vest at the rate of 33.33% of the total option shares as of one year from the grant date, and at the rate of 8.33% of the total option shares as of the end of each three-month period thereafter.

(2) These RSUs were granted on September 4, 2018. The RSUs vest at the rate of 33.33% of the total RSUs as of one year from the grant date, and at the rate of 8.33% of the total RSUs as of the end of each three-month period thereafter.

(3) These performance RSUs were granted on September 4, 2018 and vest upon achievement of the performance conditions.

(4) These performance RSUs were granted on September 4, 2018 and vest upon achievement of the performance conditions.

(5) These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(6) These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.

(7) These RSUs were granted on February 14, 2020. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(8) These performance RSUs were granted on February 14, 2020 and vest upon achievement of the performance conditions.

(9) These RSUs were granted on January 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(10) These performance RSUs were granted on January 2, 2019 and vest upon achievement of the performance conditions.

(11) These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(12) These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.

(13) These RSUs were granted on February 14, 2020. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(14) These performance RSUs were granted on February 14, 2020 and vest upon achievement of the performance conditions.

(15) These RSUs were granted on September 4, 2018. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(16) These performance RSUs were granted on September 4, 2018 and vest upon achievement of the performance conditions.

(17) These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(18) These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.

(19) These RSUs were granted on February 14, 2020. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(20) These performance RSUs were granted on February 14, 2020 and vest upon achievement of the performance conditions.

(21) These RSUs were granted on September 24, 2018. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(22) These performance RSUs were granted on September 24, 2018 and vest upon achievement of the performance conditions

(23) These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(24) These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.

(25) These RSUs were granted on February 14, 2020. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(26) These performance RSUs were granted on February 14, 2020 and vest upon achievement of the performance conditions.

(27) These RSUs were granted on January 8, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(28) These performance RSUs were granted on January 8, 2019 and vest upon achievement of the performance conditions.

(29) These RSUs were granted on August 2, 2019. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(30) These performance RSUs were granted on August 2, 2019 and vest upon achievement of the performance conditions.

(31) These RSUs were granted on February 14, 2020. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(32) These performance RSUs were granted on February 14, 2020 and vest upon achievement of the performance conditions.

2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

James Anderson President & CEO	—	—	500,675	14,175,892

Luther, Sherri CFO	—	—	242,922	7,327,492

Douglass, Stephen CVP R&D	—	—	129,146	3,772,256

Elashmawi, Esam Chief Marketing & Strategy Officer	—	—	132,261	3,811,555

Nelson, Mark CVP Worldwide Sales	—	—	237,215	5,566,708

(1) The value realized on vesting was determined based on the fair market value of the Company’s common stock on the date of vesting.

Potential Payments upon Termination or Change-in-Control

James R. Anderson

In connection with his hiring, the Company entered into an employment agreement with Mr. Anderson effective September 4, 2018. Under the terms of the employment agreement with Mr. Anderson, in the event of an Involuntary Termination (which is defined as termination of his employment by the Company without Cause (as defined in the agreement) or by Mr. Anderson for Good Reason (as defined in the agreement)), Mr. Anderson will receive the following severance payments and benefits:

◾

a lump sum payment equal to Mr. Anderson’s then base salary, plus an amount equal to the annual incentive payment that Mr. Anderson would have earned had his employment continued through the end of the fiscal year in which the Involuntary Termination occurs, with such amount to be estimated reasonably and in good faith by the Company’s finance group at the time of the Involuntary Termination based on the anticipated actual payout as of the end of the fiscal year based on the performance of the Company;

◾

if Mr. Anderson elects to continue health insurance coverage under COBRA, reimbursement of the monthly COBRA premium for him and his eligible covered dependents until the earliest of 12 months after the termination date, the date he commences receiving substantially equivalent coverage in connection with new employment or the date he is no longer entitled to continuation coverage under the Company’s group health plan; and

◾

acceleration of the vesting of Mr. Anderson’s equity awards with respect to an additional number of shares of Company common stock as if Mr. Anderson had continued service with the Company for an additional 12 months following the date of his Involuntary Termination, with any performance-based equity awards vesting by reason of a determination/testing date falling within the 12-month period following the date of the Involuntary Termination vesting at the target amount.

If the Involuntary Termination occurs in connection with a change in control (which includes an Involuntary Termination that occurs during the period beginning 90 days prior to the change in control and ending 24 months following the change in control), then Mr. Anderson will fully vest in all his outstanding equity awards (with any performance-based equity awards vesting at the target amount) and the amount of the lump sum cash severance payment described in the first bullet above will be increased to two times his then base salary, plus two times his then target bonus amount.

In order to receive the severance payments and benefits described above, Mr. Anderson is required to timely sign and not revoke a separation agreement and release of claims and to continue to comply with the post-employment non-solicitation and non-disparagement covenants in the agreement.

In the event any payments or benefits to be provided to Mr. Anderson (including any severance payments or benefits under the agreement) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of such payments or benefits being classified as “parachute payments” under Section 280G of the Internal Revenue Code, such payments and benefits will either be paid in full or reduced to a lesser that would result in no portion of such payments and benefits being subject to the excise tax, whichever would entitle Mr. Anderson to receive the greatest after-tax amount.

In 2020, Mr. Anderson’s employment agreement was amended to:

◾

provide that in the event of a change in control, Mr. Anderson’s equity awards that vest based on performance will vest based on the terms of such awards, provided that if no treatment has been set forth in such award then for purposes of determining performance under any relative TSR awards outstanding on or granted after the effective date of the amended employment agreement, then (i) the ending average stock price will be determined as the price per share paid for the Company’s stock in the change in control and the peer group ending average stock price will be determined based on the average closing stock prices for the component members of the peer group for the 30-trading days ending prior to the date of the change in control, (ii) for purposes of any tranche where the determination period has not commenced as of the date of the public announcement of the proposed change in control, the Company stock price for the initial date of such determination period will be deemed to be the price of the Company’s stock as of the date of the original performance grant, and (iii) this calculation will be applied to any tranches of the relative TSR awards that were eligible to vest for measurement periods ending on or after the date of the change in control and those tranches will be converted to restricted stock units and will vest on the originally scheduled measurement dates, subject to Mr. Anderson remaining a service provider to the Company or its successor through such dates and such awards being afforded the same protection under the amended employment agreement as equity awards that vests solely based on service;

◾

provide that in the event of a change in control, any of Mr. Anderson’s equity awards that are subject to performance-based vesting relating to EBITDA by reason of a determination/testing date falling after the date of the change in control will vest immediately at the target amount of the grant (i.e., for grants subject to adjusted EBITDA targets, the 100% vesting level being the number of granted units to the extent not already vested (for example, if 50% of the units granted have already vested as of the date, an additional 50% of those units will vest effective on the date of the change in control)); and

◾	make certain changes to the “Good Reason” definition, as noted below.

For purposes of Mr. Anderson’s original and amended employment agreements, “Cause” means (i) Mr. Anderson’s material breach of the agreement that is not corrected within a 30-day correction period that begins upon delivery to Mr. Anderson of a written demand from the Company that describes the basis for the Company’s belief that Mr. Anderson has materially breached the agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the board of directors; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) Mr. Anderson’s conviction of a felony.

For purposes of Mr. Anderson’s original and amended employment agreements, “Good Reason” means the occurrence of any of the following, without Mr. Anderson’s express written consent: (i) a material diminution of Mr. Anderson’s duties, responsibilities, or authority; (ii) a material diminution of Mr. Anderson’s base salary or target bonus amount (under Mr. Anderson’s original employment agreement, excluding a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the approval of the board of directors if Mr. Anderson’s reduction is substantially proportionate to, or no greater than (on a percentage basis), the reduction applied to substantially all other executive officers); (iii) the Company’s material breach of the agreement; (iv) a requirement imposed by the Company or any successor to the Company that Mr. Anderson report to a corporate officer or employee rather than to the board of directors or any successor board of directors; (v) the Company requiring Mr. Anderson to relocate his primary place of employment to a facility or location that is more than 30 miles (or under Mr. Anderson’s original employment agreement, 50 miles) from his principal place of employment as of the effective date of the agreement; or (vi) the Company’s failure to have any successor promptly agree in writing to assume the Company’s obligations hereunder, except where the agreement is assumed by the successor by operation of law; provided, however, that Mr. Anderson will only have Good Reason if (i) he notifies the board of directors in writing of the existence of the condition which he believes constitutes

Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within 30 days after the date on which the board of directors receives such notice, and (iii) his resignation is effective within 30 days after the expiration of such 30-day remedial period.

Other Named Executive Officers

The following paragraphs describe the terms of the employment agreements between the Company and each of Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson that provide for payment of benefits to our named executive officers at, following, or in connection with, any termination of such named executive officer’s employment with the Company.

The Company entered into employment agreements with Ms. Luther in January 2019, with Mr. Douglass in September 2018, Mr. Elashmawi in September 2018 and Mr. Nelson in January 2019, in connection with hiring each of them or their continuing employment. Under the terms of each of these employment agreements, in the event of an Involuntary Termination (which is defined as termination of the applicable named executive officer’s employment by the Company without Cause (as defined in the agreement) or by the named executive officer for Good Reason (as defined in the agreement)), the named executive officer will receive the following severance payments and benefits:

◾

a lump sum payment equal to the named executive officer’s then base salary, plus the named executive officer’s then target bonus amount (adjusted pro rata on a monthly basis depending upon the month in which the Involuntary Termination occurs and for the amount estimated by the Company’s finance group to be the anticipated bonus plan payment percentage based on the performance of the Company anticipated for the applicable fiscal year); and

◾

if the named executive officer elects to continue health insurance coverage under COBRA, reimbursement of the monthly COBRA premium for the named executive officer and his or her eligible covered dependents until the earliest of 12 months after the termination date, the date he or she commences receiving substantially equivalent coverage in connection with new employment or the date he or she is no longer entitled to continuation coverage under the Company’s group health plan.

If the Involuntary Termination occurs in connection with a change in control (which includes an Involuntary Termination that occurs during the period beginning immediately prior to the change in control and ending 24 months following the change in control), then the named executive officer will fully vest in all his or her outstanding equity awards, with any performance shares vesting at the target amount, and the amount of the lump sum cash severance payment described in the first bullet above will be increased to his or her base salary, plus 100% of his or her then target bonus amount (without any pro rationing or other adjustment).

In order to receive the severance payments and benefits described above, the named executive officer is required to timely sign and not revoke a separation agreement and release of claims and to continue to comply with the post-employment non-solicitation and non-disparagement covenants in the agreement.

In the event the severance payments or benefits under the agreement, and any other payments or benefits, to be provided to the named executive officer are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of such payments or benefits being classified as “parachute payments” under Section 280G of the Internal Revenue Code, such payments and benefits will either be paid in full or reduced to a lesser that would result in no portion of such payments and benefits being subject to the excise tax, whichever would entitle the named executive officer to receive the greatest after-tax amount.

In 2020, each of the employment agreements with Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson was amended to:

◾

provide that in the event of a change in control, the named executive officer’s equity awards that vest based on performance will vest based on the terms of such awards, provided that if no treatment has been set forth in such award then for purposes of determining performance under any relative TSR awards outstanding on or granted after the effective date of the amended employment agreement, then (i) the ending average stock price will be determined as the price per share paid for the Company’s stock in the change in control and the peer group ending average stock price will be determined based on the average closing stock prices for the component members of the peer group for the 30-trading days ending prior to the date of the change in control, (ii) for purposes of any tranche where the determination period has not commenced as of the date of the public announcement of the proposed change in control, the Company stock price for the initial date of such determination period will be deemed to be the price of the Company’s stock as of the date of the original performance grant, and (iii) this calculation will be applied to any tranches of the relative TSR awards that were eligible to vest for measurement periods ending on or after the date of the change in control and those tranches will be converted to restricted stock units and will vest on the originally scheduled measurement dates, subject to the named executive officer remaining a service provider to the Company or its successor through such dates and such awards being afforded the same protection under the amended employment agreement as equity awards that vests solely based on service; and

◾	make certain changes to the “Good Reason” definition, as noted below.

For purposes of the original and amended employment agreements with Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson, “Cause” means (i) the applicable named executive officer’s material breach of the agreement that is not corrected within a 30-day correction period that begins upon delivery to the named executive officer of a written demand from the Company that describes the basis for the Company’s belief that the named executive officer has materially breached the agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the board of directors; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) the named executive officer’s conviction of a felony.

For purposes of the original and amended employment agreements with Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson, “Good Reason” means the occurrence of any of the following, without the applicable named executive officer’s express written consent: (i) a material diminution of the named executive officer’s duties or responsibilities; (ii) a material diminution of the named executive officer’s base salary or target bonus amount (under the original employment agreements with Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson excluding a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the approval of the board of directors if the named executive officer’s reduction is substantially proportionate to, or no greater than (on a percentage basis), the reduction applied to substantially all other executive officers); (iii) the Company’s material breach of the agreement; or (iv) the Company requiring the named executive officer to relocate his or her primary place of employment to a facility or location that is more than 30 miles (or under the original employment agreements with Ms. Luther, Mr. Douglass, Mr. Elashmawi and Mr. Nelson, 50 miles) from his or her principal place of employment as of the effective date of the agreement; provided, however, that the named executive officer will only have Good Reason if (i) he or she notifies the board of directors in writing of the existence of the condition which he or she believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within 30 days after the date on which the board of directors receives such notice, and (iii) his or her resignation is effective within 30 days after the expiration of such 30-day remedial period.

The following table provides information regarding the amounts that would have been owed to our named executive officers who were employed by the Company at fiscal year-end if their employment with the Company had been terminated as of the last day of our fiscal year ended January 2, 2021.

Name	Basis of Termination	Cash Severance ($)	Continuation of Insurance Benefit ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)

James R. Anderson, President & CEO	Involuntary Termination Not in Connection With a Change in Control	1,059,323	30,855	24,480,541	38,362,062
	Involuntary Termination in Connection With a Change in Control	2,396,154	30,855	38,362,062	40,792,916

Sherri Luther, CVP & CFO	Involuntary Termination Not in Connection With a Change in Control	624,881	30,855	—	657,030
	Involuntary Termination in Connection With a Change in Control	624,881	30,855	9,848,780	10,505,809

Stephen Douglass, CVP R&D	Involuntary Termination Not in Connection With a Change in Control	578,524	30,855	—	608,520
	Involuntary Termination in Connection With a Change in Control	578,524	30,855	9,350,442	9,958,961

Esam Elashmawi, Chief Marketing & Strategy Officer	Involuntary Termination Not in Connection With a Change in Control	614,565	—	—	611,820
	Involuntary Termination in Connection With a Change in Control	614,565	—	9,292,296	9,904,116

Name	Basis of Termination	Cash Severance ($)	Continuation of Insurance Benefit ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)

Mark Nelson, Corporate VP, Worldwide Sales	Involuntary Termination Not in Connection With a Change in Control	682,850	27,074	—	706,874
	Involuntary Termination in Connection With a Change in Control	682,850	27,074	15,768,586	16,475,460

(1) The value of each named executive officer’s equity award vesting acceleration benefit is calculated as (i) the number of shares covered by the portions of the named executive officer’s equity awards that are subject to acceleration multiplied by the closing price of our common stock on December 31, 2020 (the last trading day in fiscal 2020), which was $45.82 per share, less (ii) the exercise price for any such shares subject to options.

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. James R. Anderson, our Chief Executive Officer (our “CEO”).

◾

We believe that there have not been any changes to our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure. Therefore, we used the same median employee to calculate the CEO pay ratio in fiscal 2020 that we had used to calculate the CEO pay ratio in fiscal 2019.

◾

We identified and calculated the elements of the annual total compensation of the median employee for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $93,496.

◾	We used the amount reported in the Total column of our 2020 Summary Compensation Table included in this Proxy Statement for the annual total compensation of our CEO.

For fiscal 2020, our last completed fiscal year:

◾	The median of the annual total compensation of all employees of our company (other than our CEO), was $93,496.

◾	The annualized annual total compensation of our CEO was $7,226,550.

Ratio

For 2020, based on this information, the annual total compensation of our Chief Executive Officer and President was 77.3 times that of the median of the annual total compensation of all employees.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s published Code of Conduct provides that as a general rule, employees should avoid conducting Company business or entering into any Company business agreements or arrangements with a relative or significant other, or with a business in which a relative or significant other has an influential role, and any other business agreements or arrangements that would be considered a related party transaction.

Under the Company’s Code of Conduct, if a related party transaction is to be entered into, it must be fully disclosed to the Chief Financial Officer in advance, and if determined to be material by the Chief Financial Officer, the transaction must be reviewed and approved in advance by the Audit Committee of the Board of Directors. Any related party transactions involving the Company’s directors or executive officers are, by definition, material, and as such, must be reviewed and approved, in writing and in advance, by the Audit Committee.

Any approved related party transactions must be structured and conducted in a manner such that no preferential treatment is given to the related party.

In addition, the Company’s published Director Code of Ethics provides that no director may receive any material personal profit or advantage in connection with any transaction involving the Company without disclosure and pre-approval of the chair of the Nominating and Governance Committee (or other member of the Nominating and Governance Committee, if the director in question is the chair). Furthermore, no director may have a material personal or family financial interest in any Company supplier, customer, reseller or competitor that might cause divided loyalty, or the appearance of divided loyalty, without advance disclosure and approval by the Nominating and Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2021, certain information with respect to the beneficial ownership of our common stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all current executive officers and directors as a group. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124.

Name and Address	Number of Shares(1)	Percent of Total(1)

BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	14,025,905(2)	10.29%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	13,147,996(3)	9.64%

Artisan Partners Limited Partnership (and affiliates) 875 East Wisconsin Avenue Suite 800 Milwaukee, WI 53202	10,748,956(4)	7.88%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,309,792(5)	6.09%

James R. Anderson, Director, President & CEO	925,673(6)	*

Robin A. Abrams, Director	178,007(7)	*

John Bourgoin, Director	196,532(8)	*

Mark E. Jensen, Director	174,986(9)	*

James Lederer, Director	82,389(10)	*

John Major, Director	97,308(11)	*

Krishna Rangasayee, Director	82,808(12)	*

D. Jeffrey Richardson, Director	74,440(13)	*

Anjali Joshi, Director	11,246(14)	*

Sherri Luther, Corporate Vice President & CFO	132,408(15)	*

Stephen Douglass, Corporate Vice President Research & Development	73,836(16)	*

Esam Elashmawi, Chief Marketing and Strategy Officer	118,333(17)	*

Mark Nelson, Corporate Vice President Worldwide Sales	73,692(18)	*

All directors and executive officers as a group (14 persons)	2,238,753(19)	1.64%
*	Represents less than 1%.
(1)	Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares, subject to community property laws where applicable.
(2)

Based solely on information contained in a Schedule 13G/A filed on March 10, 2021 by BlackRock, Inc., which reported sole voting power as to 13,155,846 shares and sole dispositive power as to 14,025,905 shares.

(3)

Based solely on information contained in a Schedule 13 G/A filed on February 10, 2021 by The Vanguard Group, which reported shared voting power as to 314,917 shares, sole dispositive power as to 12,720,978 shares, and shared dispositive power as to 427,018 shares.

(4)

Based solely on information contained in a Schedule 13G jointly filed on February 10, 2021 by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, and Artisan Partners Asset Management Inc. which reported shared voting power as to 9,285,630 shares and shared dispositive power as to 10,748,956 shares.

(5)

Based solely on information contained in a Schedule 13G/A which was filed on February 16, 2021 by T. Rowe Price Associates, Inc. According to this Schedule 13/A, T. Rowe Price Associates, Inc. possessed sole voting power over 1,976,708 shares and sole dispositive power over 8,309,792 shares.

(6)	Includes 7,042 RSUs vesting within 60 days of March 12, 2021.
(7)	Includes 7,494 RSUs vesting within 60 days of March 12, 2021.
(8)	Includes 7,494 RSUs vesting within 60 days of March 12, 2021.
(9)	Includes 7,494 RSUs vesting within 60 days of March 12, 2021.
(10)	Includes 21,918 shares exercisable under options and 7,494 RSUs vesting, each within 60 days of March 12, 2021.
(11)	Includes 21,918 shares exercisable under options and 7,494 RSUs vesting, each within 60 days of March 12, 2021.
(12)	Includes 21,918 shares exercisable under options and 7,494 RSUs vesting, each within 60 days of March 12, 2021.
(13)	Includes 7,494 RSUs vesting within 60 days of March 12, 2021.
(14)	Includes 7,494 RSUs vesting within 60 days of March 12, 2021.
(15)	Includes 10,701 RSUs vesting within 60 days of March 12, 2021.
(16)	Includes 2,253 RSUs vesting within 60 days of March 12, 2021.
(17)	Includes 10,097 RSUs vesting within 60 days of March 12, 2021.
(18)	Includes 15,737 RSUs vesting within 60 days of March 12, 2021.
(19)

The number of shares beneficially owned by all of our current directors and executive officers as a group includes 69,433 shares exercisable under options and 109,811 RSUs vesting, each within 60 days of March 12, 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of January 2, 2021, with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights(2)	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(3)

Equity compensation plans:

Approved by security holders	6,219,835	(1)	$6.39	7,668,315

Not approved by security holders	—		—	—

Total	6,219,835		$6.39	7,668,315
(1)

Consists of shares of our common stock issuable upon exercise of options or payment of RSUs granted under the 1996 Stock Incentive Plan, the 2001 Stock Plan, the 2013 Incentive Plan, the 2001 Outside Directors’ Stock Option Plan and the 2011 Non-Employee Director Equity Incentive Plan, or assumed by us in connection with mergers and acquisitions. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under our 2012 Employee Stock Purchase Plan.

(2)

The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price. The weighted average exercise price also excludes the rights outstanding under our 2012 Employee Stock Purchase Plan.

(3)

Includes approximately 1,183,283 shares reserved for issuance under our 2012 Employee Stock Purchase Plan, which provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the six-month offering period or a purchase date applicable to such offering period, whichever is lower. Also includes approximately 5,484,254 shares reserved for issuance under our 2013 Incentive Plan, which may be granted pursuant to stock options, stock appreciation rights, stock awards or restricted stock or units. Also includes approximately 383,861 shares reserved for issuance under our 2011 Non-Employee Director Equity Incentive Plan, which may be granted pursuant to stock options, restricted stock, or restricted stock units.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The responsibilities of the Audit Committee are fully described in the Audit Committee charter. Management is responsible for maintaining our financial controls and preparing our financial reports. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing audit reports. The Audit Committee’s responsibility is to execute the Audit Committee charter and oversee these processes. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended January 2, 2021 with management and our independent registered public accounting firm.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the independent accountant’s independence from the Company and our management.

Based upon the Audit Committee’s discussions with management and our independent registered public accounting firm and the Audit Committee’s review of the representations of management, the reports of our independent registered public accounting firm, and the information referenced above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended January 2, 2021, for filing with the SEC.

Respectfully submitted by the Audit Committee.

Mark E. Jensen, Chair

Robin Abrams

James P. Lederer

ANNUAL REPORT

Our 2020 Annual Report to Stockholders was provided to our stockholders together with this Proxy Statement. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on March 12, 2021, an additional copy of our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC on February 26, 2021, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124.

OTHER BUSINESS

The Board of Directors does not intend to present any business for action at the Annual Meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend or if no such recommendation is given, in the discretion of such persons.

METHOD AND COST OF SOLICITATION

The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, certain of our employees, for no additional compensation, may request the return of proxies personally or by telephone, fax, or e-mail. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies. The Company may also engage the services of a third-party firm to aid in the solicitation of proxies.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement relating to next year’s Annual Meeting of Stockholders, a stockholder proposal must be received at our principal executive offices no later than November 25, 2021. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124.

Other Stockholder Proposals and Director Nominations

If a stockholder wishes to present a stockholder proposal at next year’s Annual Meeting of Stockholders that is not intended to be included in the proxy statement or to nominate a person for election to our Board of Directors at next year’s Annual Meeting of Stockholders, the stockholder must provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

(1) not earlier than the close of business on November 25, 2021, and

(2) not later than the close of business on December 25, 2021.

If the date of the next Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 or of a nomination for election to our Board of Directors must be received no later than the close of business on the later of 120 days prior to the meeting and 10 days after public announcement of the meeting date. Notices of intention to present proposals or to nominate persons for election to our Board of Directors at the next year’s Annual Meeting of Stockholders should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals or access a complete copy of our bylaws at http://www.sec.gov.

MULTIPLE COPIES OF PROXY MATERIALS

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or annual reports. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability of Proxy Materials.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Notice of Internet Availability of Proxy Materials) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us to request a separate copy. Your request may be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124, or you may contact the Secretary at (503) 268-8000 or by sending an email message to byron.milstead@latticesemi.com with “Request for Proxy Materials” in the subject line and provide your name and address. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address, phone number or e-mail address to request delivery of a single copy of these materials.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the Annual Meeting, please vote your shares as soon as possible. You can vote your shares over the Internet or by telephone. In addition, if you receive a proxy card by mail, you can vote by signing and dating the proxy card and returning it in the envelope provided.

Dated: March 25, 2021

By Order of the Board of Directors

Byron W. Milstead

Secretary

Annex A

Non-GAAP Reconciliation

	Twelve Months Ended
	December 28, 2019	December 28, 2019
GAAP Income (loss) from operations	$52,366	$59,041
Stock-based compensation—gross margin	3,818	1,422
Inventory adjustment related to restructured operations	—	(338)
Stock-based compensation—operations	38,324	17,477
Amortization of acquired intangible assets	4,449	13,588
Restructuring charges	3,937	4,664
Impairment of acquired intangible assets	—	(1,023)
Acquisition related charges	—	—
Non-GAAP Income from operations	$102,894	$94,801

A-1

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ENDORSEMENT_LINE            SACKPACK             000000000.000000 ext 000000000.000000 ext MR A SAMPLE
DESIGNATION (IF ANY) ADD 1
ADD ADD 2 3 Your vote matters – here’s how to vote!
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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2—3
1. Election of Directors: + For Withhold For Withhold For Withhold
01—James R. Anderson 02—Robin A. Abrams 03—Mark E. Jensen
04—Anjali Joshi 05—James P. Lederer 06—Krishna Rangasayee
07—D. Jeffrey Richardson
For Against Abstain For Against Abstain
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03F6XC
The 2021 Annual Meeting of Stockholders of Lattice Semiconductor Corporation will be held on Friday, May 7, 2021 at 1:00 p.m. PT, virtually via the internet at www.meetingcenter.io/236985556.
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Lattice Semiconductor Corporation + Notice of 2021 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2021
James Anderson and Byron Milstead, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lattice Semiconductor Corporation to be held on May 7, 2021 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.
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